Exhibit 2.1

***Certain Text Omitted (indicated by [*]) and
Filed Separately with the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

ASSET PURCHASE AGREEMENT
Dated as of July 6, 2012
By and Between
Entropic Communications, Inc.
as Purchaser,
and
PLX Technology, Inc.
as Seller

-i-

(continued)

Page

-ii-

(continued)

Page

-iii-

INDEX OF EXHIBITS

EXHIBIT A                                DEFINITIONS

EXHIBIT B                                FORM OF ESCROW AGREEMENT

EXHIBIT C                                PURCHASE PRICE ALLOCATION

EXHIBIT D                                FORM OF LICENSE AGREEMENT

EXHIBIT E                                FORM OF BILL OF SALE

EXHIBIT F                                FORM OF [*] CONSENT

EXHIBIT G                                FORM OF NON-COMPETITION AGREEMENT

EXHIBIT H                                [*] LETTER OF INTENT

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of July 6, 2012 is by and between Entropic Communications, Inc., a Delaware corporation (“Purchaser”), and PLX Technology, Inc., a Delaware corporation (the “Company”).  Purchaser and the Company are collectively referred to herein as the “Parties” and individually as a “Party”.  Capitalized terms used herein are defined in Exhibit A.

RECITALS

WHEREAS, Teranetics, Inc., a Delaware corporation and wholly-owned subsidiary of the Company and [*] are party to that certain Letter of Intent dated June 12, 2009, including the LOI Cost & Technical Terms attached thereto (the “[*] Letter of Intent”), a copy of which is attached hereto as Exhibit H;

WHEREAS, the Company is in the process of designing and developing a digital channel stacking switch chip semiconductor product, defined as the Digital SWM ASIC in the [*] Letter of Intent, and, as more particularly described in the [*] Letter of Intent, including the A0 & B0 versions of such product (the “Product”); and

WHEREAS, the Company desires to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser desires to purchase from the Company, the Product Assets (as hereinafter defined), on the terms and subject to the conditions hereinafter set forth.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

Section 1.1 Product Assets.  Upon the terms and conditions set forth in this Agreement, including, but not limited to, the provisions of Section 1.2 and Section 1.3, the Company agrees to, and shall cause each of its Subsidiaries to, sell, assign, convey and transfer (collectively, “Transfer”) to Purchaser, and Purchaser agrees to acquire from the Company and each of its applicable Subsidiaries, all right, title and interest of the Company and its Subsidiaries in and to the following assets and properties (collectively, the “Product Assets”), free and clear of any and all Encumbrances other than Permitted Encumbrances:

(a) the Product, including all the masks and mask works for the Product together with its associated design, layout, code (including all HDL, RTL, Netlists, GDS and similar code), data, together with all design, test, and manufacturing materials exclusively used by the Company and its Subsidiaries in connection with the Product, in each case, excluding any

Work Product (as defined in the [*] Letter of Intent), including, without limitation, the items set forth in Schedule 1.1(a) of the Asset Schedules (as defined below);

(b) the inventory exclusively related to the Product, including any raw materials, work in process, finished goods, consumables, service parts, packing materials and supplies (“Inventory”), including, without limitation, the Inventory listed in Schedule 1.1(b) of the Asset Schedules;

(c) trade accounts receivable, notes receivable, negotiable instruments and chattel paper exclusively related to the Product (the “Receivables”), including, without limitation, the Receivables listed in Schedule 1.1(c) of the Asset Schedules;

(d) the tangible personal property exclusively related to the Product (the “Tangible Personal Property”), including, without limitation, the Tangible Personal Property listed in Schedule 1.1(d) of the Asset Schedules;

(e) the Product Software that is owned by the Company or any Subsidiary and is exclusively used in connection with the Product, including, without limitation, the Product Software listed in Schedule 1.1(e) of the Asset Schedules;

(f) all Product Owned Intellectual Property Assets that are used by the Company or any Subsidiary exclusively in the Product, or are exclusively embodied in the Product, or are used by the Company or any Subsidiary exclusively to design, develop, manufacture, market, sell, service, or support the Product (the “Acquired IP Assets”), including, without limitation, the Acquired IP Assets listed in Schedule 1.1(f) to the Asset Schedules, all goodwill associated with the Acquired IP Assets, and all rights of the Company or any of its Subsidiaries under the Acquired IP Assets, remedies against past, present, and future infringement or misappropriation of the Acquired IP Assets, including, without limitation, the right to income, royalties and damages related to any of the foregoing, and rights to protection of past, present, and future interests in any Acquired IP Assets under the Laws of all applicable jurisdictions;

(g) the Company’s and each of its Subsidiaries’ right, title and interest in, to or under each Contract which is exclusively for Product Licensed Intellectual Property Assets to the extent such Contract relates to the Product Assets, including operating systems, middleware, drivers and development tools bundled with the Product, including, without limitation, the Contracts listed in Schedule 1.1(g)(i) of the Asset Schedules; provided, however, that neither the Company nor any of its Subsidiaries will Transfer to Purchaser any Contract listed in Schedule 1.1(g)(ii) of the Asset Schedules (the “Restrictive Contracts”) until the Product Acceptance Date;

(h) the [*] Letter of Intent and all other Seller Contracts exclusively related to the Product Assets to which the Company or any Subsidiary of the Company is a party and that are listed in Schedule 1.1(h) of the Asset Schedules (the “Acquired Contracts”);

(i) all prepaid expenses, deposits and advance payments of the Company or any Subsidiary included within the Product Assets and all rights of the Company or any Subsidiary to receive discounts, refunds, reimbursements, rebates, awards and other similar benefits, in each case, specifically and exclusively for Product Assets (which, for purposes of clarity, shall not include payments, discounts, refunds, reimbursements, rebates, awards and other similar benefits which are not specifically and exclusively for the Product Assets, including under any master agreement for applicable Product Assets and other assets), including, without limitation, those listed in Schedule 1.1(i) of the Asset Schedules;

(j) claims and rights (and benefits arising therefrom) with or against all Persons exclusively related to the Product Assets, including all rights against suppliers, under warranties covering any Inventory or Tangible Personal Property;

(k) all Permits to the extent transferable or assignable to Purchaser (the “Acquired Permits”), including, without limitation, the Acquired Permits listed in Schedule 1.1(k) of the Asset Schedules; and

(l) all documentation, books and records, files, vendor or supplier lists, reference materials, maintenance and asset history records, export control license records, laboratory notebooks, bug lists and records of bug fixes, software documentation, test data, product data sheets, and other research and development records and databases, in each case that are exclusively related to the Product or the other Product Assets that are owned or used by the Company or any of its Subsidiaries (collectively, the “Records”), including, without limitation, the Records listed in Schedule 1.1(l) of the Asset Schedules; provided, however, that the Company may retain copies of such Records as required by applicable Law and as reasonably necessary to enable the Company to fulfill its Tax filing, regulatory or statutory obligations after the date hereof.

On the Product Acceptance Date, the Company shall, as applicable, update the Schedules 1.1(b) through 1.1(l) (such Schedules, the “Asset Schedules”) to reflect the Product Acceptance Assets (as hereinafter defined) (such updated Asset Schedules, the “Asset Schedule Update”).

Section 1.2 Closing Date Transfer.  On the Closing Date, the Company agrees to, and shall cause each of its Subsidiaries to, Transfer to Purchaser, and Purchaser agrees to acquire from the Company and each of its applicable Subsidiaries, all right, title and interest in and to the Product Assets then existing on such date (such Product Assets, the “Closing Assets”), free and clear of any and all Encumbrances other than Permitted Encumbrances.

Section 1.3 Product Acceptance Transfer.  On the Product Acceptance Date, the Company agrees to, and shall cause each of its Subsidiaries to, Transfer to Purchaser, and Purchaser agrees to acquire from the Company and each of its applicable Subsidiaries, all right, title and interest in and to (i) the Restrictive Contracts and (ii) the Product Assets, if any, then existing on such date, but which were not in existence on the Closing Date, including without limitation the Product Assets, if any, subsequently disclosed in the Asset Schedule Update (such

Product Assets, the “Product Acceptance Assets”), free and clear of any and all Encumbrances other than Permitted Encumbrances.

Section 1.4 Excluded Assets. The Company and its Subsidiaries are not Transferring to Purchaser, and the term “Product Assets” shall not include the Company’s and each of its Subsidiaries’ right, title and interest in and to any and all of the assets and properties of the Company and each of its Subsidiaries, other than the Product Assets (collectively, the “Excluded Assets”), which Excluded Assets shall include, for purposes of clarity only and without limitation:

(a) all of the Licensed Assets; and

(b) all of the Background Property.

For the avoidance of doubt, the Parties acknowledge that, except with respect to the Transfer of the Product Assets to Purchaser and except for Purchaser’s rights under the License Agreement, no rights to any assets or properties of the Company or any of its Subsidiaries, including, without limitation, the Background Property, are implied or granted under this Agreement or intended to be conveyed hereby.

Section 1.5 Assumed Liabilities.  On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser will assume and agree to discharge and perform when due (i) each Liability listed in Schedule 1.5(i) of the Disclosure Schedule related to the Product Assets which has been incurred by the Company prior to the Closing Date, (ii) each Liability listed in Schedule 1.5(ii) of the Disclosure Schedule relating to retention bonuses payable by the Company to the Product Transferred Personnel (the “Retention Bonus Amount”), (iii) all Liabilities arising out of or relating to Purchaser’s ownership, operation and use of the Product Assets after the Closing Date, and (iv) all Liabilities arising after or otherwise required to be performed under any Acquired Contract after the Closing Date; provided, however in the case of clause (iv) Purchaser is (a) not assuming any Liabilities arising under the [*] Letter of Intent prior to the Closing Date, (b) not assuming any Liabilities under the Restrictive Contracts until the Product Acceptance Date and (c) not assuming any Liabilities under any Acquired Contract that relate to a breach of or default under, or any non-compliance with Laws with respect to, any such Acquired Contract that occurred on or prior to the date such Acquired Contract is Transferred to Purchaser, as applicable, and Purchaser is not assuming any Liabilities for wages, employee benefits, accrued vacation, or other accrued or vested paid time off, assessments, severance or other employment compensation for any employees, or employer Taxes, or unpaid amounts to any consultants of the Company or any Subsidiary of the Company accrued or arising prior to the Closing (the “Assumed Liabilities”).

Section 1.6 Retained Liabilities.  As between the Company and Purchaser, the Company and its Subsidiaries, as applicable, shall remain responsible for and will discharge and perform in full when due all Liabilities of the Company and its Subsidiaries other than the Assumed Liabilities (collectively, the “Retained Liabilities”).  Purchaser will not assume, and will not be responsible for or otherwise bear the economic burden of, any Retained Liability.

Section 1.7 Purchase Price.  The consideration for the sale of the Product Assets to the Purchaser shall be (collectively, the “Purchase Price”):

(a) an aggregate amount calculated as follows: (i) $3,000,000 minus (ii) the aggregate amount of the Retention Bonus Amount, payable at the Closing by wire transfer to a bank account designated in writing by the Company to Purchaser, in immediately available funds in United States Dollars (the “Closing Consideration”).

(b) the assumption of the Assumed Liabilities;

(c) payment of the Milestone Payments, when and if payable pursuant to Section 1.8; and

(d) the Escrow Amount, subject to the provisions of Section 1.10 and the Escrow Agreement, when and if deposited pursuant to Section 1.10.

Section 1.8 Milestone Payments.  Purchaser shall make the following milestone payments, when and if payable:

(a) Promptly (but no more than five Business Days) after the Product Acceptance Date, and provided that the Company has satisfied each of its delivery obligations set forth in Section 2.4, including the obligation to deliver the Company Bring Down Certificate, Purchaser shall pay to the Company, by wire transfer to a bank account designated in writing by the Company to Purchaser, in immediately available funds in United States Dollars, an aggregate of $2,000,000 (the “Product Acceptance Milestone Payment”).  Notwithstanding the foregoing, if the occurrence of the Product Acceptance Date (i) happens following a Change of Control of the Company that was not consented to in writing by Purchaser and (ii) was a result of an Accelerated Product Acceptance Milestone Event, then in such event the Product Acceptance Milestone Payment shall not be paid to the Company until the occurrence of a True Product Acceptance Milestone Event, which such payment shall be paid promptly (but no more than five Business Days) after the True Product Acceptance Milestone Event.

(b) Promptly (but no more than five Business Days) after the [*] License Date, Purchaser shall pay to the Company, by wire transfer to a bank account designated in writing by the Company to Purchaser, in immediately available funds in United States Dollars, an aggregate of $1,000,000 (the “[*] License Milestone Payment”, and together with the Product Acceptance Milestone Payment, the “Milestone Payments”).

(c) Without limiting Purchaser’s obligations under Section 5.4(n), (i) neither Purchaser nor any of its Affiliates makes any representation or warranty to the Company that any of the conditions to Purchaser’s payment obligations under this Section 1.8 will be satisfied and (ii) Purchaser and its Affiliates shall have absolute discretion to make all decisions with respect to the Product Assets following the Closing and shall have no obligation to make decisions with respect to the Product Assets in order to maximize the likelihood of any Milestone Payment becoming payable.

Section 1.9 No Claw-Backs.  Subject to the Company’s indemnification obligations under Article VI, following Purchaser’s payment of the Closing Consideration or a Milestone Payment pursuant to Section 1.7 or Section 1.8(a) or (b), Purchaser shall not be permitted to claw-back or claim the repayment of the Closing Consideration or such Milestone Payment for any reason, including without limitation in the event that the conditions for a subsequent Milestone Payment are never achieved.

Section 1.10 Escrow.  As a portion of the Purchase Price and to secure the indemnification and payment obligations of the Company under Article VI, promptly (but no more than five Business Days) after the Product Acceptance Date, Purchaser will deposit an amount equal to $2,000,000 minus the aggregate amount of any indemnification payments made by the Company to the Purchaser pursuant to Article VI prior to the Product Acceptance Date (the “Escrow Amount”) in an account (the “Escrow Account”) with U.S. Bank National Association (together with its successors and permitted assigns, the “Escrow Agent”) to be held, invested and distributed by the Escrow Agent pursuant to the terms and conditions of the escrow agreement substantially in the form of Exhibit B (the “Escrow Agreement”) provided, however, that in the event the Product Acceptance Date occurs after the termination of the Escrow Agreement in accordance with its terms, promptly after the Product Acceptance Date, $2,000,000 will be payable to the Company by Purchaser by wire transfer to a bank account designated in writing by the Company to Purchaser, in immediately available funds in United States Dollars.

Section 1.11 Allocation. The Company and Purchaser agree that the Purchase Price shall be allocated among the Product Assets in a reasonable manner consistent with Section 1060 of the Code and the rules and regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate), and Exhibit C (the “Allocation”).  As soon as practicable after the Closing Date, Purchaser shall submit a preliminary Allocation to the Company.  The Company shall thereupon have 30 days to review the preliminary Allocation and to notify Purchaser of any aspects of the preliminary Allocation with which it disagrees.  In the event of any such disagreement, the Parties shall negotiate in good faith to resolve such disagreement.  Should the Parties fail to resolve any disagreement within 30 days after the Company notifies Purchaser that the Company disagrees with any aspect of the preliminary Allocation, a determination regarding the disputed item(s) shall be made by a mutually agreed upon and jointly engaged Arbitrating Accountant, whose decision shall be final and whose fees shall be shared equally by the Company and Purchaser.  The Company and Purchaser agree to file all Tax Returns in a manner consistent with this Section 1.11 and the Allocation and will not, in connection with the filing of such Tax Returns, make any allocation that is contrary to the Allocation unless required to do so by applicable Law and after prior written notice thereof to the other such Party.  The Company and Purchaser agree to consult with each other with respect to all issues related to the Allocation in connection with any Tax audits, controversies, or litigation.

ARTICLE II
CLOSING; CLOSING DELIVERIES

Section 2.1 Time and Place of Closing.  The closing of the sale of the Product Assets (the “Closing”) will occur at the offices of Cooley LLP in San Diego, California, commencing at 9:00 a.m. local time on the date hereof or such other date as the Parties mutually determine (the “Closing Date”).  The Closing will be effective as of 12:01 a.m. local time on the Closing Date.

Section 2.2 Deliveries of the Company at Closing.  At the Closing, the Company will deliver to Purchaser:

(a) the written consent executed by [*], in the form attached hereto as Exhibit F (the “[*] Consent”);

(b) the Escrow Agreement, executed by the Company;

(c) the Intellectual Property License Agreement in the form of Exhibit D (the “License Agreement”), executed by the Company;

(d) a certificate of the Secretary of the Company, certifying that attached thereto are true and complete copies of (i) the Governing Documents of the Company, as amended through and in effect on the Closing Date, and (ii) resolutions of the board of directors or the equivalent governing body of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of the Company executing this Agreement and each Transaction Document on behalf of the Company;

(e) a certificate of good standing for the Company issued by the secretary of state of the state of incorporation or formation of the Company;

(f) the bill of sale attached hereto as Exhibit E for the Closing Assets, executed by the Company; provided however, that the Company shall not be required to physically deliver any of the Tangible Personal Property until the earlier of (i) the Product Acceptance Date or (ii) the date of a written notice delivered by Purchaser to Company requesting that the Tangible Personal Property be physically delivered to Purchaser;

(g) the non-competition agreement in the form of Exhibit G (the “Non-Competition Agreement”), executed by the Company;

(h) all other separate assignments of any intangible Closing Assets necessary, proper or advisable to record the transfer of such Closing Assets with any applicable Governmental Authority or other Person with whom such assignments must be filed, if any;

(i)  a FIRPTA certificate in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that the Company is a U.S. person;

(j) releases of Encumbrances, other than Permitted Encumbrances, on the Closing Assets, if any; and

(k) certificates of title or origin with respect to all equipment included in the Closing Assets for which a certificate of title or origin is required to transfer title to Purchaser.

Section 2.3 Deliveries of Purchaser at Closing.  At the Closing, Purchaser will deliver to the Company the following (each in a form and substance reasonably satisfactory to the Company):

(a) the Closing Consideration in accordance with Section 1.7(a);

(b) the Escrow Agreement, executed by Purchaser; and

(c) the License Agreement, executed by Purchaser; and

(d) the Non-Competition Agreement, executed by Purchaser.

Section 2.4 Deliveries of the Company at Product Acceptance.  On the Product Acceptance Date, the Company will deliver to Purchaser:

(a) the bill of sale attached hereto as Exhibit E for the Product Acceptance Assets, executed by the Company, and, unless already delivered to Purchaser in accordance with a written notice delivered in accordance with Section 2.2(f), accompanied by physical delivery of the Tangible Personal Property to a location specified by Purchaser;

(b) all other separate assignments of any intangible Product Acceptance Assets necessary, proper or advisable to record the transfer of such Product Acceptance Assets with any applicable Governmental Authority or other Person with whom such assignments must be filed, if any;

(c) releases of Encumbrances, other than Permitted Encumbrances, on the Product Acceptance Assets, if any;

(d) certificates of title or origin with respect to all equipment included in the Product Acceptance Assets for which a certificate of title or origin is required to transfer title to Purchaser;

(e) the Asset Schedule Update, if any; and

(f) a certificate of a duly authorized officer of the Company (the “Company Bring Down Certificate”) stating that the representations and warranties of the Company set forth in Article III, when read without qualification as to materiality or material adverse effect, as the same relate to the Product Assets then being Transferred, are true and correct in all material respects (without taking into account for purposes of such certificate any qualifications to such representations and warranties set forth in any Disclosure Schedule Update) as of the Product

Acceptance Date (except for representations or warranties that relate to a specific date or time, which representations and warranties shall be true and correct as of such date or time).

Section 2.5 Deliveries of the Purchaser at Product Acceptance.  Upon the achievement of the Product Acceptance Milestone Event, in accordance with Section 1.8(a) and subject to the proviso set forth therein, Purchaser will pay to the Company the Product Acceptance Milestone Payment and shall deliver to the Company a certificate of a duly authorized officer of Purchaser (the “Purchaser Bring Down Certificate”) stating that the representations and warranties of Purchaser set forth in Article IV, when read without qualification as to materiality or material adverse effect, are true and correct in all material respects as of the Product Acceptance Date (except for representations or warranties that relate to a specific date or time, which representations and warranties shall be true and correct as of such date or time).

Section 2.6 Deliveries of the Purchaser at [*] License.  Upon the achievement of the [*] License Event, in accordance with Section 1.8(b), Purchaser will pay to the Company the [*] License Milestone Payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions noted in the schedule delivered by the Company concurrently herewith and identified as the “Disclosure Schedule,” the Company represents and warrants to Purchaser as follows:

Section 3.1 Organization.  The Company is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  The Company is qualified to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdictions where the failure to be so qualified and in good standing would reasonably be expected to be materially adverse to the Product Assets, taken as a whole.

Section 3.2 Power and Authority.  The Company has all necessary corporate power and authority to own the Product Assets.  The Product Assets are all owned by the Company and its Subsidiaries listed on Section 3.2 of the Disclosure Schedule and not by any other Subsidiary of the Company.  The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents (collectively, the “Seller Documents”).  The execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all requisite corporate and stockholder action in accordance with applicable Law and the Company’s Governing Documents.  No vote of Company’s stockholders is necessary to approve this Agreement or the Contemplated Transactions.

Section 3.3 Subsidiaries.  Each Subsidiary of the Company that owns Product Assets is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each Subsidiary of the Company that owns Product Assets is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Subsidiary of the Company that owns Product Assets has full corporate power and authority to own and use the Product Assets, as applicable.

Section 3.4 Enforceability.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.  Upon execution and delivery, the other Seller Documents will have been duly executed and delivered by the Company and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

Section 3.5 No Conflicts.  Neither the execution and delivery of the Seller Documents nor the consummation of the Contemplated Transactions by the Company or any Subsidiary will (a) conflict with or result in a breach of or default under any term, condition or provision of or require the Company or any Subsidiary to make or obtain a consent, notification, filing, registration or approval (i) under the Company’s Governing Documents or any Subsidiary’s Governing Documents, (ii) under any Law or Order to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, (iii) under any Acquired Contract or (iv) from any Person, (b) result in the creation of any Encumbrance upon any Product Asset (other than Permitted Encumbrances), (c) terminate, amend or modify, or give any Person the right to terminate, accelerate, amend or modify, abandon or refuse to perform any Acquired Contract, (d) violate any “no shop” or any exclusivity agreement entered into with any Person or any option, right of first refusal, right of first offer, right of first negotiation, pre-emptive right or other similar right of any Person with respect to the sale of any of the Product Assets, or (e) result in a triggering event or distribution of rights under any rights agreement or “poison pill” of the Company; provided, however, except in the cases of clauses (ii) and (iv) of subsection (a) above, any case that would not reasonably be expected to impair the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions or create or impose any material Liability on the Purchaser or its Affiliates.

Section 3.6 Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary with respect to any Product Asset.

Section 3.7 Title to Assets.  The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Product Assets free and clear of all Encumbrances (other than Permitted Encumbrances), other than properties and assets disposed of in the Ordinary Course of Business.  No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Product Assets has been recorded, filed, executed or delivered.

Section 3.8 Condition of Assets/Tangible Assets.  Except as set forth in Section 3.8 of the Disclosure Schedule, the Product Assets, together with the Licensed Assets, are all of the material assets and properties reasonably necessary for the design, development, manufacture, marketing, sale, service or support of the Product as currently conducted.  The Product Assets (a) are in reasonably good operating condition and repair (subject to normal wear and tear) and free from latent defects (other than such defects as do not interfere with the intended use thereof in the conduct of normal operations), and (b) have been maintained in accordance with the normal practice of the Company.  The Tangible Personal Property is located at the locations set forth on Section 3.8 of the Disclosure Schedule.

Section 3.9 Permits.  The Acquired Permits constitute all of the Permits.  The Company and each of its Subsidiaries, as applicable, are in compliance in all material respects with each Acquired Permit.  Purchaser has been provided with access to complete copies of all Acquired Permits.

Section 3.10 Inventory.  All Inventory is free from defects in materials and workmanship (subject to normal wear and tear) except for immaterial defects and deficiencies.

Section 3.11 Receivables.  All Receivables (i) represent valid obligations of customers of the Company or a Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business and (ii) are current.

Section 3.12 Product Liability/Warranty.  Except as set forth in Section 3.12 of the Disclosure Schedule, each Product that has been sold, licensed or distributed by any of the Company or a Subsidiary to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty, applicable Product data sheet or specification, applicable customer specification or other Contract and with all applicable Laws; and was free of any material design defects or other defects or deficiencies at the time of sale.  No Product manufactured or sold by any of the Company or any Subsidiary has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a Basis for any such recall or other similar action relating to any such Product.

Section 3.13 Contracts.

(a) Section 3.13 of the Disclosure Schedule contains a complete and accurate list of the following Seller Contracts in effect as of the date of this Agreement:

(i) any Seller Contract (or group of related Seller Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, involving, in each case payments in excess of $50,000 per annum;

(ii) any Seller Contract (or group of related Seller Contracts) under which the Company or any Subsidiary has created, incurred, assumed, or guaranteed any

Indebtedness, or any capitalized lease obligation, or under which such Seller Contract (or group of related Seller Contracts) has imposed an Encumbrance on any of the Product Assets;

(iii) any Seller Contract concerning confidentiality or non-competition or that expressly prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world;

(iv) any Seller Contract in which the Company or any Subsidiary has granted “exclusivity” or that requires the Company or the Subsidiary to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person;

(v) any Seller Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of the Product;

(vi) any settlement, conciliation, or similar agreement with any Governmental Authority that is primarily or exclusively related to the Product Assets;

(vii) any Contract that contains a license of Product Owned Intellectual Property Assets from the Company or any of its Subsidiaries;

(viii) any Government Contracts;

(ix) all confidentiality and non-disclosure agreements that impose on the Company or its Subsidiaries obligations of confidentiality or in-disclosure regarding the Product; and

(x) any Seller Contract entered into outside of the Ordinary Course of Business.

(b) The Company has made available to Purchaser a complete and accurate copy of each written agreement listed in Section 3.13 of the Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.13 of the Disclosure Schedule.

(c) Except as set forth in Section 3.13 of the Disclosure Schedule:

(i) each Acquired Contract is a valid and binding agreement of the Company or the applicable Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms (except to the extent that the enforceability of obligations and the availability of certain remedies thereunder are subject to and may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally);

(ii) the Company or the applicable Subsidiary has fulfilled all obligations required pursuant to the Acquired Contracts to have been performed as of the date hereof by the Company or such Subsidiary on its part;

(iii) the Company or the applicable Subsidiary is not in material breach of or material default under any Acquired Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Encumbrance thereunder or pursuant thereto other than Permitted Encumbrances;

(iv) to the Knowledge of the Company, no other Person party to any Acquired Contract has breached in any material respect any provision, or is in material default under, any Acquired Contract;

(v) the Company or the applicable Subsidiary has not, at any time since January 1, 2010, (A) given any written notice or other communication or (B) received any written notice or, to the Knowledge of the Company, other communication, in each case regarding any actual, alleged or potential violation or breach of, or default under, any of the Acquired Contracts; and

(vi) there are no pending renegotiations of any of the Acquired Contracts and the Company or the applicable Subsidiary has not received written notice from any Person party to any Acquired Contract regarding the termination, cancellation or material change to the terms of, any such Acquired Contract and, to the Knowledge of the Company, no Person party to any Acquired Contract intends to, terminate, cancel or materially change the terms of, any such Acquired Contract; and

(vii) with respect to the design, development, manufacture, marketing, sale, service or support of the Product, neither the Company nor any of its Subsidiaries relies upon or uses rights under any Seller Contract that has expired or been terminated.

Section 3.14 Employees.

(a) Section 3.14(a) of the Disclosure Schedule contains a complete and accurate list of (i) the employees performing development services related to any of the Product Assets for either the Company or any Subsidiary (each such employee an “Product Employee”), identifying the Product Employee’s name, the employing entity (whether the Company or a Subsidiary), and the primary work location of the Product Employee as of the date of this Agreement and (ii) each consultant providing development services related to any of the Product Assets for or on behalf of the Company or any Subsidiary (each such consultant an “Product Consultant”), identifying the Product Consultant’s name, the entity to which such Product Consultant provides services (whether the Company or a Subsidiary), and the primary work location of the Product Consultant as of the date of this Agreement.

(b) Other than the Product Employees and the Product Consultants, no Person is primarily or exclusively employed or engaged in the design, development, manufacture, marketing, sale, service or support of the Product (whether temporary or permanent and whether under a Contract of service or Contract for services and whether on leave of absence or disability).

(c) No Product Employee or Product Consultant has given notice terminating, or, to the Knowledge of the Company, threatened or expressed an intent to give notice terminating, his or her employment with, or service to, the Company or a Subsidiary subsequent to Closing, and there is no pending or, the Knowledge of the Company, threatened notice of such termination.

(d) Neither the Company nor a Subsidiary has engaged or been involved in any dispute, claim or legal proceedings (whether arising under Contract, common law, statute or in equity) with any of the Product Employees, Product Consultants or any other Person currently or previously employed by or engaged to perform services related to any of the Product Assets or their dependants.

Section 3.15 Product Intellectual Property.

(a) The Company or a Subsidiary of the Company owns, or licenses or otherwise possesses rights to use, each item of the Product Intellectual Property Assets, other than as set forth in Section 3.15(a) of the Disclosure Schedule.  There is no item of Intellectual Property that is owned or licensed by the Company or any of its Subsidiaries, or that the Company or any of its Subsidiaries otherwise possesses the rights to use, that is necessary for the design, development, manufacture, marketing, sale, service or support of the Product that is not included in the Product Intellectual Property Assets.  Other than as expressly set forth and described in Section 3.15(a) of the Disclosure Schedule, no license, sublicense, covenant, agreement or permission has been granted or entered into by the Company or any of its Subsidiaries with a Third Party in respect of any item of Product Owned Intellectual Property Assets.  The Company’s and each applicable Subsidiary’s rights as a licensee with respect to each item of the Product Licensed Intellectual Property Assets are binding and enforceable.  The Company or a Subsidiary of the Company owns all right, title and interest in and to, or has the right to use pursuant to an enforceable written license, sublicense, agreement or permission, the Product Software, free and clear of any Encumbrances by or through Company or its Subsidiaries, other than Permitted Encumbrances.  Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Product Software to any escrow agent or other Person.

(b) With respect to each item of the Product Owned Intellectual Property Assets: (i) the Company or a Subsidiary of the Company possesses the exclusive right, title and interest in and to such item, free and clear of any Encumbrances, other than Permitted Encumbrances; (ii) such item is not currently subject to any outstanding Order, past due payment, past due or delinquent filing, decision or agreement in any restricting manner, including restricting the transfer, commercialization, enforcement or licensing thereof; (iii) to the

Knowledge of the Company, no legal or administrative proceeding is pending or threatened, that challenges the legality, validity, enforceability of, or the Company’s or any of its Subsidiaries’ ownership of or license or other right to use or otherwise exploit, such item; (iv) to the Knowledge of the Company, each such item is presently pending or subsisting; and (v) to the Knowledge of the Company, the Company or a Subsidiary of the Company possesses the rights to sue for past, present, and future infringement, damages and other remedies, to the extent such rights exist under applicable law.  Other than as set forth in Section 3.15(b) of the Disclosure Schedule, the Company has all right, power, and authority to grant the licenses set forth in the License Agreement.

(c) With respect to each item of the Product Licensed Intellectual Property Assets: (i) neither the Company nor any Subsidiary of the Company is in material breach or material default of any agreement granting the Company or any Subsidiary of the Company rights as a licensee thereof; (ii) to the Knowledge of the Company, no party to any agreement granting the Company or a Subsidiary of the Company rights as a licensee thereof is currently in material breach or default thereunder; (iii) neither the Company nor any Subsidiary of the Company has received written notice that any Third Party intends to cancel, not renew, or terminate the license, sublicense, agreement or permission granted to Company or a Subsidiary of the Company for such Assets; and (iv) no agreement granting the Company or a Subsidiary of the Company rights as a licensee of Product Licensed Intellectual Property Assets will be terminated or cancelled, and except for any consent requirements identified in Section 3.15(c) of the Disclosure Schedule, none of the Company’s or its Subsidiaries’ rights under any such agreement shall be diminished or impaired, and none of the Company’s or its Subsidiary’s obligations under any such agreement shall be increased, as a result of the consummation of the Contemplated Transactions, other than as a result of a Contract to which Purchaser or any of its Affiliates already was a party or to which they were already bound prior to the Closing Date.

(d) Other than as set forth in Section 3.15(d) of the Disclosure Schedule, neither the Product, nor any of the Product Owned Intellectual Property Assets, nor any Intellectual Property licensed by the Company or its Subsidiaries to the Purchaser under the License Agreement infringes or misappropriates any Third Party’s Intellectual Property Rights; and (ii)  no threatened written claim has been delivered to the Company or any Subsidiary relating to the Product Assets alleging infringement, misappropriation, or unauthorized use or disclosure of any Third Party’s Intellectual Property Rights.  Except as set forth on Section 3.15(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has been subject to any legal proceeding alleging a claim of infringement, misappropriation, unauthorized use or disclosure of any Third Party’s Intellectual Property Rights by the Product Owned Intellectual Property Assets.

(e) To the Knowledge of the Company, there is no infringement, misappropriation, unauthorized use or disclosure by any Third Party of the Product Owned Intellectual Property Assets.  Neither the Company nor any Subsidiary has brought, or in writing threatened to bring, against any Third Party any claim for infringement, misappropriation, dilution or unauthorized use or disclosure of any Product Owned Intellectual Property Assets or breach of any license, sublicense or agreement involving any Product Owned Intellectual Property Assets.

(f) Except as set forth on Section 3.14(f) of the Disclosure Schedule, neither the Company nor any Subsidiary has granted any Third Party a written license or other right to use any Product Intellectual Property Assets other than under an Acquired Contract, excluding any implied licenses granted as the result of commercial sales of products or services incorporating such Product Intellectual Property Assets, or nonexclusive rights to test the Product on a time-limited basis granted under nondisclosure agreements, product trial agreements, or similar arrangements.

(g) Section 3.15(g) of the Disclosure Schedule contains a complete and accurate list of (i) the employees who created or developed Intellectual Property related to the Product for either the Company or any of its Subsidiaries (each such employee an “IP Product Employee”), identifying the IP Product Employee’s name and the employing entity (whether the Company or a Subsidiary) and (ii) each consultant who created or developed Intellectual Property related to the Product for or on behalf of the Company or any of its Subsidiaries (each such consultant an “IP Product Consultant”), identifying the IP Product Consultant’s name and the entity to which such IP Product Consultant provides services (whether the Company or a Subsidiary).  Each current and former IP Product Employee, IP Product Consultant, director and independent contractor of the Company or a Subsidiary whose services are or were related to any of the Product Assets is a party to a written agreement with the Company or a Subsidiary that has assigned to the Company or a Subsidiary all ownership rights owned by such Person of all Intellectual Property related to the Product, except to the extent such rights are owned by the Company or a Subsidiary as a matter of law or such rights cannot legally be conveyed by such Person, in which case such person waived such rights to the extent waivable under law.

(h) Except as set forth in Section 3.15(h) of the Disclosure Schedule, the execution or delivery of this Agreement and the other Transaction Documents by the Company, will not result in any Third Party being granted rights of access to, use of, or the placement in or release from escrow of, any Product Owned Intellectual Property Assets.

(i) Section 3.15(i) of the Disclosure Schedule contains a complete list of all Software owned by or licensed to the Company or any Subsidiary that is related to the Product (collectively, the “Product Software”).  Section 3.15(i) of the Disclosure Schedule shall (i) indicate for each item of Product Software the identity of the owner of the Software, if owned by the Company or one of its Subsidiaries; and (ii) the identity of the licensor of any such Software, if owned by a third party.  Except as specified in Section 3.15(i) of the Disclosure Schedule, the Company or a Seller Subsidiary is in actual and sole possession of the source code of the Product Software that constitutes a Product Owned Intellectual Property Assets.  The Company or a Subsidiary of the Company is the sole owner of all copyrights in and to the Product Software identified as being owned by the Company or one of its Subsidiaries in Section 3.15(i) of the Disclosure Schedule, free and clear of any Encumbrances, other than Permitted Encumbrances.

(j) The source code for all Product Software that constitutes a Product Owned Intellectual Property Asset includes annotations and programmer’s comments.  Except as set forth in Section 3.15(j) of the Disclosure Schedule, no source code for any such Product Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, or was not at the time of delivery to such Person, a Product Employee. To the Knowledge of the Company, no event has occurred, and no circumstance or condition currently exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of (or an obligation of the Company or any Subsidiary of the Company to deliver, license, or disclose) the source code for any such Product Software to any Third Party.

(k) Section 3.15(k) of the Disclosure Schedule accurately identifies (i) each item of Open Source Code that is contained in or bundled or distributed with the Product, or from which any portion of the Product is derived or based, and (ii) the type of open source license for each such item of Open Source Code.

(l) Except as disclosed in Section 3.15(l) of the Disclosure Schedule, the Product does not contain, is not derived from, is not distributed with, and was not developed using Open Source Code in a manner that imposes a requirement or condition that the Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or Derivative Works, or (C) be redistributable at no charge.

(m) The Company and each Subsidiary has taken reasonable steps to safeguard the security and integrity of the Product Software and the Product, including the implementation of reasonable procedures to avoid disabling codes or instructions, time, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software or hardware that permit unauthorized access or the unauthorized disablement or erasure of data or other software by a Third Party.  To the Knowledge of the Company, there are no security vulnerabilities in the Product Software or the Product.

(n) Section 3.15(n) of the Disclosure Schedule contains a complete and accurate list of all royalties, fees, commissions, and other amounts currently payable by the Company or any Subsidiary of the Company to any other Person (excluding sales commissions payable to employees) upon the manufacture, sale, or distribution of any Product, including any with respect to Product Software.

(o) Except as set forth in Section 3.15(o) of the Disclosure Schedule, neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Company or any Subsidiary to grant or offer to any other Person any license or right to any Product Owned Intellectual Property Asset.

(p) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of all information within the Product Owned Intellectual

Property Assets other than information that the Company, in the exercise of its reasonable business judgment, elected not to treat as a trade secret under Law.

Section 3.16 Litigation.  Neither the Company nor any Subsidiary is a party to or bound by any Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any Third Party or governmental or other authority) with respect to the Product Assets.  Section 3.16 of the Disclosure Schedule contains a complete and accurate list of each pending or, to the Company’s Knowledge, overtly threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator against the Company, any Subsidiary or any of their respective directors, officers and stockholders relating to or affecting the Product Assets or the Assumed Liabilities.

Section 3.17 Compliance with Laws.

(a) Neither the Company nor any Subsidiary is, or during the past three years, has been in violation of, or to its Knowledge been investigated for violation of any Law, Order or Permit (a) relating to the Product Assets or Assumed Liabilities or (b) to which any of the Product Assets, personnel primarily or exclusively providing services related to the Product Assets or business activities relating to the design, development, manufacture, marketing, sale, service or support of the Product are subject.  Section 3.17(a) of the Disclosure Schedule contains a complete and accurate list of all notices of violation or investigation of any of the foregoing that the Company or any Subsidiary received within the past three years.

(b) (i) The Company or its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for the export and re-export of the Product, commodities, services, Software, technical data and technologies and releases of technologies, technical data and Software to non-U.S. nationals located in the United States and abroad (“Export Approvals”), (ii) the Company and its Subsidiaries are in compliance with the terms of all applicable Export Approvals, and (iii) there are no pending, or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or any activities requiring Export Approvals.

Section 3.18 Suppliers.  Section 3.18 of the Disclosure Schedule lists, as of the Closing Date and the Product Acceptance Date, each supplier from whom the Company or any Subsidiary has collectively purchased $25,000 or more of goods or services related to the Product Assets since January 1, 2010 (a “Significant Supplier”).  To the Company’s Knowledge, no Significant Supplier has indicated in writing or otherwise overtly threatened that it intends to terminate, limit or negatively alter its business relationship with the Company or any Subsidiary with respect to the Product Assets.  To the Knowledge of the Company and other than with respect to relationships that are terminable at the will of the supplier, there is no legitimate Basis for a Significant Supplier to terminate, limit or negatively alter its business relationship with the Company or any Subsidiary with respect to the Product Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows:

Section 4.1 Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Power and Authority.  Purchaser has full power and authority to enter into and perform this Agreement and all other Transaction Documents to be executed by Purchaser pursuant to this Agreement (collectively, the “Purchaser Documents”).

Section 4.3 Intellectual Property.  Purchaser owns, or licenses or otherwise possesses rights to use, each item of Intellectual Property required to be assigned and licensed to the Company pursuant to Sections 5.1(f) and 5.1(g) and has the full power and authority to assign and transfer Intellectual Property required to be transferred to the Company pursuant to Section 5.1(d); provided, however, that in each case Purchaser is not making any representations or warranties regarding Intellectual Property transferred or licensed to Purchaser pursuant to the terms of this Agreement or the License Agreement.  The Product Transferred Personnel have all rights necessary to use and provide to Company in connection with the Development Services any Intellectual Property used or provided to the Company by the Product Transferred Personnel; provided, however, that Purchaser is not making any representations or warranties regarding Intellectual Property transferred or licensed to Purchaser pursuant to the terms of this Agreement or the License Agreement.

Section 4.4 Enforceability.  This Agreement has been duly executed and delivered by Purchaser and constitute a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.  Upon execution and delivery by Purchaser, the other Purchaser Documents will have been duly executed and delivered by Purchaser and will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

Section 4.5 Consents.  No consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or other Person is required for Purchaser’s execution and delivery of the Purchaser Documents or Purchaser’s consummation of the Contemplated Transactions.

Section 4.6 No Conflicts.  Neither Purchaser’s execution and delivery of the Purchaser Documents nor Purchaser’s consummation of the Contemplated Transactions will conflict with or result in a breach of any provision of Purchaser’s Governing Documents or any Law or Order to which Purchaser is party or by which Purchaser is bound.  Purchaser is not a party to or bound by any Contract under which (a) Purchaser’s execution and delivery of or performance under the Purchaser Documents or consummation of the Contemplated Transactions will constitute a default, breach or event of acceleration, or (b) performance by Purchaser according to the terms of the Purchaser Documents may be prohibited, prevented or delayed.

Section 4.7 Adequacy of Funds.  The Purchaser has, or will have prior to or at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement including, without limitation, the obligation to pay the Purchase Price in accordance herewith.

ARTICLE V
COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1 Development Phase.

(a) During the period of time beginning immediately following the Closing and ending on the Product Acceptance Date (such period of time, the “Development Phase”) the Company shall perform the development services (the “Development Services”) necessary to achieve full performance compliance, as independently assessed by [*], of the [*] portion of the [*] Letter of Intent.

(b) Furthermore, the Parties hereby agree that during the Development Phase:

(i) the Company will perform the Development Services in a workmanlike and professional manner;

(ii) the Company shall permit the Product Transferred Personnel to work at the Company’s facilities in such manner as the Company shall reasonably coordinate with Purchaser and shall use commercially reasonable efforts to provide the Product Transferred Personnel with the tools, workstations, laboratory equipment and any other resources, consistent with the Company’s Ordinary Course of Business, to allow the Product Transferred Personnel to continue to develop the Product and to work towards the achievement of the Product Acceptance Milestone Event;

(iii) the Company will pay for any and all development costs and expenses incurred by it, including, subject to the proviso below, expenses incurred by the Product Transferred Personnel, to complete the development of the Product and the achievement of the Product Acceptance Milestone Event, including, but not limited to, costs and expenses related to all layout, package engineering, new product integration and testing, tapeout, masks, test script development, test vector development and Product samples and production runs; provided, however, that Purchaser shall be liable for and indemnify Company from any and all expenses relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, health care plans or benefits or any other benefits of any kind for the Product Transferred Personnel;

(iv) Purchaser shall be permitted reasonable access upon reasonable prior notice to the Company’s facilities and employees (and the Product Transferred Personnel) who are working on the development of the Product to provide the Parties an opportunity to discuss and work on the development of the Product, and the Company and Purchaser shall reasonably cooperate with each other in arranging or coordinating any access by Purchaser to the Company’s facilities and such employees (and the Product Transferred Personnel) for the purpose of contacting or communicating with them as required pursuant to this Section 5.1;

(v) prior to the physical delivery of the Tangible Personal Property to Purchaser pursuant to Section 2.2(f), the Company shall use commercially reasonable efforts to maintain the Tangible Personal Property at the Company’s facilities, or at such other location as may be designated by Purchaser from time-to-time, consistent with the Ordinary Course of Business; and

(vi) the Company agrees that the Tangible Personal Property:

(1) shall be used primarily for purposes in furtherance of the covenants set forth in this Section 5.1 and shall not be used for any other purpose;

(2) shall not be delivered, transferred or otherwise released to any third party, without the prior written consent of Purchaser; and

(3) shall be maintained in a state of repair and condition that is consistent with the Ordinary Course of Business and shall be protected using protections at least as extensive as those used with the Company’s own property (but no less protection than would be reasonable for property of this nature).

(c) For the avoidance of doubt, the Parties agree and acknowledge that all Intellectual Property that is developed, created, conceived, or reduced to practice by the Company, other than Intellectual Property owned by [*] pursuant to the terms of the [*] Letter of Intent, in the course of performing the Development Services (the “Developed IP”) shall be allocated between the Parties as follows: (i) if such Developed IP is used exclusively in connection with the Product, it shall automatically be deemed to be a Product Asset and shall be exclusively owned by Purchaser in accordance with Section 1.1 (the “Developed Owned IP”); (ii) if such Developed IP is used in connection with the Product but does not fall into the category described in the foregoing subsection (i), it shall be deemed to be a Licensed Asset, and shall automatically be licensed to Purchaser pursuant to the terms of the License Agreement (the “Developed Licensed IP”); and (iii) if such Developed IP is not used in connection with the Product, it shall be deemed to be Background Technology, and shall be owned by Seller (the “Developed Background IP”).  To the extent necessary to effect the transfer of ownership of the Developed Owned IP to Purchaser, Company and each of its Subsidiaries hereby irrevocably assigns to Purchaser all right, title, and interest worldwide in and to the Developed Owned IP, including all Intellectual Property Rights related thereto.

(d) To the extent necessary to effect the transfer of ownership of the Developed Licensed IP or the Developed Background IP to the Company, Purchaser and each of its Subsidiaries hereby irrevocably assigns to Company all of its right, title, and interest (if any) worldwide in and to the Developed Licensed IP and the Developed Background IP, including all Intellectual Property Rights related thereto.

(e) The Company shall use commercially reasonable efforts to (i) comply with all laws, regulations, and ordinances applicable to the Company’s performance of the Development Services and its other obligations under this Agreement, including export control laws and (ii) obtain all governmental permits and licenses required for the Company to perform the Development Services and its other obligations under this Agreement.

(f) If a party or any of its Subsidiaries (an “Assigning Party”) have any rights to the Intellectual Property that is identified as being owned by the other party or its Subsidiaries under (d) or (e) above (the “Assigned IP”) that cannot be assigned to the other party (the “Assignee”), such as moral rights, author’s rights, rights of integrity, or any similar rights, the Assigning Party unconditionally and irrevocably waive the enforcement of such rights, and all claims and causes of action of any kind against Assignee with respect to such rights.  If the Assigning Party has any right to the Assigned IP that cannot be assigned to Assignee or waived by the Assigning Party, the Assigning Party unconditionally and irrevocably grant to the Assignee during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully-paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display, by all means now known or later developed, the Assigned IP, and to use, make, have made, import, sell, and offer for sale, products and services using or embodying the Assigned IP.  The Assigning Party will promptly disclose to the Assignee any Assigned IP that the Assigning Party creates.  The Assigning Party agrees to reasonably cooperate with Assignee or its designee, both during and after the term of this Agreement, in the procurement and maintenance of Assignee’s rights in the Assigned IP.

(g) Subject to the terms and conditions of this Agreement, Purchaser hereby grants to the Company a nonexclusive, nontransferable, limited license (without the right to sublicense), during the Development Phase, to make, use, reproduce, modify, create derivative works of, improve, perform, and display the Product Owned Intellectual Property Assets, the Developed Owned IP and any other Intellectual Property used in any manner by the Product Transferred Personnel or provided to the Company by the Product Transferred Personnel on the Company premises in connection with the Development Phase, solely to the extent necessary to perform the Development Services.  There are no implied licenses granted to the Company hereunder, and all rights not expressly granted are reserved to Purchaser.

(h) The Parties hereby agree that, notwithstanding the provisions of this Section 5.1, each Party is an independent contractor and shall retain complete control and responsibility for its own operations and employees, and the precise manner and means by which the Company chooses to complete the Development Services are in the Company’s sole discretion and control.  In performing the Development Services, the Company will be responsible for providing its own equipment, tools, and other materials at its own expense.  Nothing in this Agreement shall be construed to constitute either Party as a partner, agent or representative of the other Party.  Neither Party shall have the right or authority to assume or create any obligation on behalf of or in the name of the other, or to bind the other in any manner whatsoever.

Section 5.2 Negative Covenants.  During the Development Phase, the Company shall not directly or indirectly take any of the following actions without the prior written consent of Purchaser, (with respect solely to subsections (b), (h) and (k) below, such consent shall not be unreasonably withheld or delayed):

(a) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than a Permitted Encumbrance) any Product Assets that have not yet been Transferred to Purchaser, other than sales, transfers or dispositions of Inventory in the Ordinary Course of Business;

(b) enter into any Contract that would be a Seller Contract if entered into prior to the date hereof other than in connection with the Development Phase;

(c) permit the lapse of any right relating to registration with a Governmental Authority of Product Owned Intellectual Property Assets that have not yet been Transferred to Purchaser or any other material intangible asset included within the Product Assets that has not yet been Transferred to Purchaser;

(d) sell, lease, transfer, assign or otherwise dispose of any of the Product Assets, other than in the Ordinary Course of Business;

(e) transfer, assign or grant any license or sublicense of any right under or with respect to any Product Intellectual Property Asset, other than in the Ordinary Course of Business;

(f) enter into any Seller Contract either (i) involving more than $25,000 per annum individually or $100,000 per annum in the aggregate, or (ii) other than in the Ordinary Course of Business;

(g) impose or suffer any Encumbrance (other than Permitted Encumbrances) upon any of the Product Assets that have not yet been Transferred to Purchaser, other than in the Ordinary Course of Business;

(h) defer maintenance on any material equipment included in the Product Assets that have not yet been Transferred to Purchaser;

(i) commit any material breach or permit the lapse of any right under any agreement granting the Company or a Subsidiary of the Company rights as a licensee to any Product Licensed Intellectual Property Assets or take any action which with notice or lapse of time would permit the lapse of any right or constitute a material breach or material default or permit termination, modification or acceleration thereunder;

(j) knowingly engage in any practice, take any action, or enter into any transaction that would result in the infringement, misappropriation or unauthorized use or disclosure of any Third Party’s Intellectual Property with respect to the Product Assets that have not yet been Transferred to Purchaser;

(k) enter into any settlement of any litigation, proceeding or governmental investigation with any Governmental Authority or other Person primarily relating to any Product Assets that have not yet been Transferred to Purchaser; or

(l) enter into an agreement to do any of the foregoing.

Section 5.3 Notifications; Disclosure Updates.

(a) Each Party agrees that during the Development Phase, each Party will promptly deliver written notice to the other Parties of any event, fact, circumstance or condition that constitutes (i) a material breach of any representation or warranty made by such Party, or (ii) a material breach of any of such Party’s covenants under this Agreement.

(b) The Company agrees that during the Development Phase, the Company will, as soon as possible after discovery (but at least five Business Days prior to the Product Acceptance Date), deliver to Purchaser written notice (each a “Disclosure Schedule Update”) of any amendment of or supplement to the Disclosure Schedule to (i) reflect any event occurring or fact, circumstance or condition arising after the date of this Agreement that, if such event occurred or such fact, circumstance or condition arose before or on the date of this Agreement would have been required to be disclosed in the Disclosure Schedule or (ii) correct any existing inaccuracy or deficiency in the Disclosure Schedule based on any event that occurred or fact, circumstance or condition existed before or on the date of this Agreement; provided, however, that any  amendment or supplement pursuant to this Section 5.3(b) shall not be deemed to have modified the Disclosure Schedule or qualified the representations and warranties in Article III for purposes of Purchaser’s indemnification rights under Article VI.

Section 5.4 Additional Covenants and Agreements.

(a) Non-Solicitation.  The Parties agree that, during the Development Phase and for [*] thereafter, neither Party shall, and shall not permit any of its Affiliates to, directly or indirectly, solicit or attempt to solicit any employee of the other Party (or any subsidiary of such Party) to terminate his, her or its relationship with such Party in order to become an employee of any other person or entity (including, without limitation, Purchaser on the one hand and the Company on the other hand); provided, however, that general advertising and participation at job fairs and recruiting workshops shall not be deemed to violate this Section 5.4(a) to the extent not directed specifically at the employees, consultants or independent contractors of Purchaser or the Company, as applicable.

(b) Further Assurances.  After the Closing and the Product Acceptance Date, each Party will take such further actions and execute and deliver all further documents as are reasonably necessary to (a) transfer and convey the Closing Assets and the Product Acceptance Assets, as applicable, to Purchaser on the terms herein contained, including, without limitation, with respect to implementing the separation of the Product Assets from the Excluded Assets, which cost and expense shall be borne equally by the Company and Purchaser except as set forth in this Agreement or other Seller Document, and performing all activities associated therewith to the extent necessary to carry out the purposes of this Agreement and (b) consummate the Contemplated Transactions.  Without limiting the generality of the foregoing, within five (5) days after the Closing Date and the Product Acceptance Date, the Company will cooperate with Purchaser to cause the Software included in the Closing Assets and Product Acceptance Assets, respectively, to be transferred and conveyed to Purchaser.  Purchaser will be responsible for the registration and/or recordation of the transfers and assignments of the Product Owned Intellectual Property Assets, and the out-of-pocket fees paid to the U.S. Patent and Trademark Office or any other government intellectual property office in connection therewith shall be borne by Purchaser.

(c) Books and Records.  The Company and its Subsidiaries and Purchaser and its Subsidiaries will each retain and make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Product Assets available for inspection and copy by the other Party or its duly appointed representatives (reasonably acceptable to the other Party) for reasonable business purposes at reasonable times during normal business hours for a period consistent with such Party’s record-retention policies and practices to enable the other Party to prepare financial statements or Tax returns or deal with Tax audits.

(d) Litigation Support.  If any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, compliant, claim or demand in connection with the Contemplated Transactions, then, for so long as such contest or defense continues, each Party will, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party has a right to indemnification therefor under Article VI in which case Article VI, and not this Section 5.4(d), shall govern), (a) reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense and (b) make reasonably available such personnel and provide such testimony and access to its books as is reasonably necessary or reasonably requested by the contesting or defending Party in connection with such contest or defense (in all cases after reasonable notice and during normal business  hours).

(e) Transition.  During the Development Phase, the Company shall reasonably cooperate with Purchaser in its efforts to continue and maintain for Purchaser’s benefit those business relationships of the Company and each of its Subsidiaries and related to the Product Assets with any licensor, customer, supplier or other Person having a business relationship with the Company or any Subsidiary and related to the Product Assets.  During the Development Phase and continuing through the one year anniversary of the completion of the

Development Phase, the Company shall refer to Purchaser all inquiries relating to the Product Assets.

(f) Payment of Transfer Charges.

(i) Except as specifically set forth to the contrary in this Agreement, the Company and Purchaser will share equally all Taxes, conveyance fees, title application fees, registration fees, recording charges and other similar out-of-pocket fees and charges (including any interest and penalties) incurred in connection with consummation of the Contemplated Transactions (“Transfer Charges”). The Company will, at its own expense, file all necessary Tax Returns and similar documentation with respect to such Transfer Charges, and the Company will remit or cause to be remitted any Transfer Charges shown as due on such Tax Returns.  Purchaser will indemnify and reimburse the Company for one-half of the amount of Transfer Charges paid by the Company with such Tax Returns within ten (10) Business Days of the due date of such Transfer Charges. If required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(ii) Purchaser shall provide the Company with an exemption certificate for any tangible personal property included in the Product Assets which is eligible for any sales Tax exemption.  For sales Tax purposes, Purchaser and the Company shall use the same allocation of the Purchase Price for any such Product Assets that are subject to sales Tax as is set out in Exhibit C.  The Company shall arrange for electronic delivery to Purchaser or its designated Affiliates of all Product Owned Intellectual Property Assets at Closing and at the Product Acceptance Date, as and when required pursuant to the terms of this Agreement, and Purchaser shall acquire no ownership interest in any tangible embodiment of such assets.

(g) Filing of Tax Returns.  Except as provided in Section 5.4(f), Purchaser will timely prepare and file or will cause to be timely prepared and filed all Tax Returns (other than Tax Returns relating to income Taxes) with respect to the Closing Assets that are due after the Closing.  In each case, Purchaser shall pay the Taxes due in respect of such Tax Returns.

(h) Payments of Receivables.  If the Company or any of its Subsidiaries receives any payment relating to any Receivable after the Closing, such Person will promptly endorse (where necessary) and deliver to Purchaser all cash, checks and other documents received on account of such Receivable and will advise Purchaser (promptly upon the discovery or awareness of the Company or its Affiliate) of any counterclaims or off-sets that may arise after the Closing with respect to such Receivable.

(i) Confidentiality.

(i) Confidential Information. Each party and its Affiliates (collectively, the “Receiving Party,” as applicable) expressly acknowledges that in connection with this Agreement the other party and its Affiliates (collectively, the “Disclosing Party,” as applicable) have licensed, disclosed or may disclose or make available information and material relating to the Disclosing Party’s business or technology which is confidential or proprietary in nature (including, without limitation, information that embodies or relates to technology, any other technical, business, financial, customer information, product development plans, supplier information, forecasts, strategies and other confidential information) which to the extent disclosed to the Receiving Party is hereinafter referred to as “Confidential Information” of the Disclosing Party.  The Company acknowledges that the Product Owned Intellectual Property and the Product Assets will be the Confidential Information of Purchaser upon their transfer to Purchaser hereunder.

(ii) Treatment of Confidential Information. The Receiving Party will: (a) take commercially reasonable precautions to protect such Confidential Information consistent with all precautions the Receiving Party usually employs with respect to its own comparable confidential materials; (b) except as expressly provided in this Agreement, not disclose any such Confidential Information to any third Person, except under terms and conditions (including confidentiality, use, and disclosure restrictions) used by the Receiving Party to protect its own confidential or proprietary information of a similar nature in the Ordinary Course of Business; and (c) not use or disclose such Confidential Information except as necessary to exercise its rights and perform its obligations under this Agreement.  The Receiving Party shall not disclose any Confidential Information to any Representative who does not have a need for such information and the Receiving Party shall advise its Representatives who might have access to Confidential Information of the confidential nature thereof.

(iii) Exclusions.  Without granting any right or license, the Disclosing Party agrees that Section 5.4(i)(ii) will not apply with respect to any information that the Receiving Party can document: (a) is or becomes generally available to the public through no improper action by the Receiving Party or any of its Affiliates, agents, consultants or employees; (b) is known by the Receiving Party at the time of receiving such information; (c) was rightfully disclosed to the Receiving Party by a third Person provided the Receiving Party complies with restrictions imposed by the third Person; or (d) was independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party.  The Receiving Party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed in response to a valid order of a court or to a governmental entity or agency, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure (including without limitation, seeking appropriate confidential treatment or a protective order, or assisting the Disclosing Party to do so) and has allowed the Disclosing Party to participate in any proceeding that requires the disclosure.

(j) Deletion/Destruction of Confidential Information.  Following the Product Acceptance Date and upon its receipt of written instructions from Purchaser, the Company and each of its Subsidiaries will use commercially reasonable efforts to promptly delete or destroy all of the assets listed in an Asset Schedule or in any Asset Schedule Update (to the extent such assets are (i) deemed to be Confidential Information and (ii) capable of being deleted or destroyed) (the “Confidential Assets”); provided, however, that the Company and each of its Subsidiaries shall first ensure that it has delivered all such Confidential Assets to Purchaser.  Upon its completion of the deletion or destruction of the Confidential Assets in accordance with this Section 5.4(j), the Company will promptly deliver a certificate of destruction to the Purchaser.

(k) Residuals. Notwithstanding any other provisions of this Agreement, each party and its Subsidiaries shall be free, and the Disclosing Party hereby grants to the Receiving Party the right, to use for any purpose, the Residuals resulting from (i) access to Confidential Information of the Disclosing Party received under this Agreement or resulting from work with the Confidential Information of the Disclosing Party; or (ii) access to confidential or proprietary information of the Company or its Subsidiaries prior to the Closing Date by the Transferred Employees or Transferred Consultants or any other former employees or consultants of the Company or its Subsidiaries that are later hired by Purchaser.  “Residuals” means information retained in the unaided memory of an individual who has had access to confidential or proprietary information (including Confidential Information) without conscious attempt by such individual to memorize such information.  The foregoing does not constitute a license of Intellectual Property Rights by either Party.

(l) Audit.  As soon as reasonably practicable following a written request delivered to Purchaser, Purchaser agrees to provide, solely to a nationally recognized certified public accountant firm appointed by the Company and reasonably acceptable to Purchaser, records showing the sales or other disposition of the Products, or derivatives of the Product, to [*] or an original equipment manufacturer or an original design manufacturer solely for the purpose of verifying the achievement of the Product Acceptance Milestone Event or the [*] License Event; provided, that such nationally recognized certified public accountant firm (i) shall enter into a non-disclosure agreement in a form reasonably acceptable to Purchaser, containing obligations of confidentially and non-use with respect to Purchaser’s confidential information and (ii) shall only disclose its conclusions to the Company (and not the underlying records or data reviewed) regarding the achievement of the Product Acceptance Milestone Event or the [*] License Event, as applicable.  Such examination shall be made at the expense of the Company.

(m) NRE Payments.  Subject to the set-off rights set forth in Section 6.7, within five Business Days of Purchaser’s receipt of the non-recurring engineering payments by [*] which arise upon the achievement of full performance compliance of the [*] portion of the [*] Letter of Intent (the “[*] NRE Payments”), Purchaser shall pay to the Company, by wire transfer to a bank account designated in writing by the Company to Purchaser, in immediately available funds in United States Dollars, such [*] NRE Payments.

(n) Acceptance of NRE Payments. Purchaser agrees that it will not take any affirmative action to forgo, or materially delay, receipt of the [*] NRE Payments.

ARTICLE VI
INDEMNIFICATION

Section 6.1 Indemnification Obligations of the Company.  The Company covenants and agrees to indemnify, defend and hold Purchaser and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Purchaser

Indemnitees”) harmless from and against all losses, Liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses) incurred in the defense or investigation of any claim  (“Damages”) sustained or incurred by any Purchaser Indemnitee arising from:

(a) (i) any inaccuracy in or breach of any of the Company’s representations and warranties in this Agreement as of the Closing Date or (ii) any inaccuracy in or breach of any of the Company’s representations and warranties in this Agreement as the same relate to the Product Assets then being Transferred as of the Product Acceptance Date (except for representations or warranties that relate to a specific date or time, which representations and warranties shall be true and correct as of such date or time);

(b) any breach by the Company of, or failure by the Company to comply with, any of the covenants or obligations of the Company under this Agreement; or

(c) any Retained Liability or Excluded Asset.

Section 6.2 Limitations on Indemnification Obligations of the Company.  The obligations of the Company pursuant to the provisions of Section 6.1 are subject to the following limitations:

(a) The Company’s representations and warranties in Article III, and the Purchaser Indemnitees’ corresponding rights to indemnification pursuant to Section 6.1(a), will survive the Closing (and none will merge into any instrument of conveyance) until the date that is the earlier of (i) 20 months after the Closing Date or (ii) 12 months after the Product Acceptance Date; provided, however, that if, at any time prior to the expiration of the representations and warranties in Article III, any Purchaser Indemnitee (acting in good faith) delivers to the Company a Claim Notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties and asserting a claim for recovery under Section 6.1(a) for which the Purchaser Indemnitee reasonably expects to incur Damages, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.  If the claim with respect to which such Claim Notice is given has been definitively withdrawn or resolved in favor of the Company, the Purchaser Indemnitee will promptly so notify the Company.

(b) The Purchaser Indemnitees will not be entitled to recover under Section 6.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the representations and warranties in Article III until the total amount that Purchaser Indemnitees would recover under Section 6.1(a) but for this Section 6.2(b) exceeds $50,000 (the “Company Basket”).  If such amount exceeds the Company Basket, then the Purchaser Indemnitees will be entitled to recover all Damages in excess of the Company Basket.

(c) Except with respect to claims arising from (i) fraud, (ii) any Retained Liability or Excluded Asset, (iii) any breach by the Company of, or failure by the Company to comply with the covenants or obligations of the Company under Section 5.4(i), (iv) any breach by the Company of, or failure by the Company to comply with the covenants or obligations of the Company under Sections 5.1, 5.2, 5.4(b) or 5.4(j) or (v) any inaccuracy of or breach of any of the Company’s representations and warranties set forth in Sections 3.2, 3.4, 3.7 or 3.15 (subsections (i) through (iii), collectively, the  “Critical Claims”, and subsections (iv) and (v), collectively, the  “Fundamental Claims”), (a) prior to the funding of the Escrow Account in accordance with Section 1.10 (or in the event that the Escrow Account is never funded pursuant to the terms of this Agreement), the aggregate Liability of the Company under this Article VI  shall not exceed $2,000,000, and (b) in the event the Escrow Account is funded in accordance with Section 1.10, the Purchaser Indemnitees will only be entitled to assert claims under this Article VI against the Escrow Account up to the aggregate Escrow Amount, which, except as otherwise set forth in this Section 6.2(c), will represent the sole and exclusive remedy of the Purchaser Indemnitees for any claims under this Agreement.   The aggregate Liability of the Company under this Article VI for Fundamental Claims shall not exceed the aggregate amount of the Purchase Price paid to the Company by Purchaser; provided, however, that for purposes of this Section 6.2(c) only, the full Escrow Amount will be deemed actually paid by Purchaser upon its deposit with the Escrow Agent, irrespective of any subsequent deduction or release therefrom. There shall be no limit on the aggregate Liability of the Company under this Article VI for Critical Claims.

(d) The representations and warranties made by the Company, and the covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Purchaser Indemnitees or any of their representatives.

Section 6.3 Indemnification Obligations of Purchaser.  Purchaser covenants and agrees to indemnify, defend and hold the Company and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Seller Indemnitees”) harmless from and against all Damages sustained or incurred by any Seller Indemnitee arising from:

(a) (i) any inaccuracy in or breach of any of Purchaser’s representations and warranties in this Agreement as of the Closing Date or (ii) any inaccuracy in or breach of any of Purchaser’s representations and warranties in this Agreement as of the Product Acceptance Date (except for representations or warranties that relate to a specific date or time, which representations and warranties shall be true and correct as of such date or time);

(b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement; or

(c) any Assumed Liability.

Section 6.4 Limitations on Indemnification Obligations of Purchaser.  The obligations of Purchaser pursuant to the provisions of Section 6.3 are subject to the following limitations:

(a) The Purchaser’s representations and warranties made in Article IV (the “Purchaser Warranties”), and the Seller Indemnitees’ corresponding rights to indemnification pursuant to Section 6.3(a), will survive the Closing (and none will merge into any instrument of conveyance) until the date that is the earlier of (i) 20 months after the Closing Date or (ii) 12 months after the Product Acceptance Date; provided, however, that if, at any time prior to the expiration of the representations and warranties in Article IV, any Seller Indemnitee (acting in good faith) delivers to Purchaser a Claim Notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties and asserting a claim for recovery under Section 6.3(a) for which the Seller Indemnitee reasonably expects to incur Damages, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.  If the claim with respect to which such Claim Notice is given has been definitively withdrawn or resolved in favor of Purchaser, the Seller Indemnitee will promptly so notify Purchaser.

(b) The Seller Indemnitees will not be entitled to recover under Section 6.3(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the Purchaser Warranties until the total amount that Seller Indemnitees would recover under Section 6.3(a) but for this Section 6.4(b) exceeds $50,000 (the “Purchaser Basket”).  If such amount exceeds the Purchaser Basket, then the Seller Indemnitees will be entitled to recover all Damages in excess of the Purchaser Basket.

(c) The Purchaser Warranties, and the covenants and obligations of the Purchaser, and the rights and remedies that may be exercised by the Seller Indemnitees, shall not be limited or otherwise affected by or as a result of the information furnished to, or any investigation made by or Knowledge of, any of the Seller Indemnitees or any of their representatives.

Section 6.5 Claim Procedure.

(a) A party that seeks indemnity under this Article VI (an “Indemnified Party”) shall deliver a written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) (and the Escrow Agent, as applicable).  Each Claim Notice shall:  (a) state that the Indemnified Party believes in good faith that such Indemnified Party is entitled to indemnification under Section 6.1 or Section 6.3 of the Purchase Agreement, as applicable; (b) contain a reasonable explanation of the basis for the Indemnified Party’s claim; (c) contain a description, and, if known, a non-binding, preliminary, good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (the aggregate amount of such estimate referred to as the “Claimed Amount”); and (d) contain a demand for payment of the Claimed Amount.

(b) During the 30 Business Day period commencing upon the receipt by the Indemnifying Party of the Claim Notice (the “Dispute Period”), the Indemnifying Party may deliver to the Indemnified Party (and to the Escrow Agent, as applicable) a written response (the “Response Notice”) in which the Indemnifying Party:  (a) agrees that the full Claimed Amount is owed to the Indemnified Party; (b) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party; or (c) indicates that no part of the Claimed Amount is owed to the Indemnified Party.  If the Response Notice is delivered in accordance with clause “(b)” or “(c)” of the preceding sentence, the Response Notice shall also contain a reasonable explanation of the facts and circumstances supporting the Indemnifying Party’s claim that some or all of the Claimed Amount is not owed to the Indemnified Party (any part of the Claimed Amount that is not agreed by the Indemnifying Party to be owed to the Indemnified Party pursuant to the Response Notice is referred to as the “Contested Amount”).  If a Response Notice is not received by the Indemnified Party prior to the expiration of the Dispute Period, then the Indemnifying Party shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(c) If the Indemnifying Party in its Response Notice agrees that the full Claimed Amount is owed to the Indemnified Party, or if no Response Notice is received by the Indemnified Party prior to the expiration of the Dispute Period, the Indemnifying Party (or the Escrow Agent, in the event that (i) the Indemnified Party is a Purchaser Indemnitee and (ii) the Escrow Account has been funded) shall, within five Business Days following the receipt of such Response Notice or the expiration of the Dispute Period, deliver to the Indemnified Party in cash an amount equal to the full Claimed Amount to an account designated by the Indemnified Party and in accordance with the terms of the Escrow Agreement, if applicable.

(d) If the Indemnifying Party in its Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party (the “Agreed Amount”), the Indemnifying Party (or the Escrow Agent, in the event that (i) the Indemnified Party is a Purchaser Indemnitee and (ii) the Escrow Account has been funded) shall, within five Business Days following the receipt of such Response Notice, deliver to the Indemnified Party in cash an amount equal to the full Agreed Amount within five Business Days to an account designated by the Indemnified Party and in accordance with the terms of the Escrow Agreement, if applicable.

(e) If any Response Notice expressly indicates that there is a Contested Amount, the Indemnified Party and the Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Contested Amount.  If the Indemnified Party and the Indemnifying Party resolve such dispute, such resolution shall be binding on the Indemnified Party and the Indemnifying Party, and a written instruction stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by the Indemnified Party and the Indemnifying Party.  Within five Business Days following the receipt of such written instruction (or such shorter period as may be set forth in such written instruction), if applicable, the Indemnifying Party (or the Escrow Agent, in the event that (i) the Indemnified Party is a Purchaser Indemnitee and (ii) the Escrow Account has been funded) shall deliver to the Indemnified Party an amount equal to the Stipulated Amount to an account designated by the Indemnified Party and in accordance with the terms of the Escrow Agreement, if applicable.

(f)  If no agreement can be reached by the Indemnified Party and the Indemnifying Party after good faith negotiation for a period of 30 days (or such longer period as may be mutually agreed upon by the Indemnified Party and the Indemnifying Party), either the Indemnified Party or the Indemnifying Party may pursue any action to finally resolve such matter by any legally available means consistent with the provisions of Article VII.

Section 6.6 Third Party Claims.  If a Third Party notifies any Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim against an Indemnifying Party under this Article VI, then the Indemnified Party will promptly deliver a Claim Notice to each Indemnifying Party; provided, however, that no delay or deficiency  on the part of the Indemnified Party in delivering such Claim Notice will relieve the Indemnifying Parties from any indemnification obligation under this Agreement unless, and then only to the extent that, the delay or deficiency actually and materially prejudices the defense of such claim or otherwise materially and adversely affects the rights of the Indemnifying Party with respect thereto.

(a) The Indemnifying Parties will have the right to contest and defend against the Third Party Claim at the Indemnifying Parties’ sole cost and expense and with legal counsel of their choice (to be reasonably satisfactory to the Indemnified Parties); provided, that (i) the Indemnifying Parties notify the Indemnified Parties, in writing within 15 days after receiving the Claim Notice that the Indemnifying Parties will indemnify the Indemnified Parties from and against all Damages that the Indemnified Parties may suffer resulting from or related to the Third Party Claim, (ii) the Indemnifying Parties provide the Indemnified Parties with evidence reasonably acceptable to the Indemnified Parties that the Indemnifying Parties will have the financial resources to defend against such Third Party Claim and fulfill their indemnification obligations under this Agreement, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the Indemnified Parties’ good faith judgment, likely to establish a precedential custom or practice adverse to any Indemnified Party or the Product Assets, and (v) the Indemnifying Parties conduct the defense of the Third Party Claim actively and diligently.

(b) The party not controlling the defense (the “Non-controlling Party”) may at its sole cost and expense, retain separate co-counsel of its choice and otherwise participate in such contest or defense of the Third Party Claim.  The Non-controlling Party will furnish the party controlling the defense (the “Controlling Party”) with such information as it may have with respect to such suit or proceeding and will otherwise cooperate and assist the Controlling Party in the defense of such suit or hearing.

(c) The Indemnifying Party agrees that it will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, that the consent of the Indemnified Party will not be required if the Third Party Claim involves only money damages and the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further liability with respect to such claim.  The Indemnified Party agrees that it will not consent to the entry of any judgment on or enter into any settlement with respect to a Third Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(d) If an Indemnifying Party materially breaches any condition in Section 6.6(a), then (i) the Indemnified Parties may, in good faith and with the advice of legal counsel, contest, defend against, consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim in any manner that the Indemnified Parties reasonably deem appropriate (without prior consultation with or consent from any Indemnifying Party) and (ii) the Indemnifying Party will not be relieved of its obligations under this Article VI.

Section 6.7 Right of Setoff.  Purchaser may set-off any Agreed Amount or Stipulated Amount, as determined in accordance with Section 6.5, resulting from the delivery of any Claim Notice delivered by Purchaser to the Company, as applicable, to the extent that such Agreed Amount or Stipulated Amount has not already been delivered to Purchaser in cash, against any amounts payable by Purchaser to the Company under this Agreement and any other Transaction Document and any other agreement or instrument otherwise then in effect between Purchaser and the Company.

Section 6.8 Reduction of Purchase Price.  Any indemnification payments made pursuant to this Article VI will be treated by the Parties for income Tax purposes as an adjustment to the Purchase Price.

Section 6.9 Other Indemnification Provisions.

(a) Purchaser acknowledges and agrees (on behalf of itself and all of the Purchaser Indemnitees) that the indemnification provisions in this Article VI shall be the sole and exclusive remedy of the Purchaser Indemnitees for any and all claims against the Company for Damages under this Agreement.  The Company acknowledges and agrees (on behalf of itself and all of the Seller Indemnitees) that, the indemnification provisions in this Article VI shall be the sole and exclusive remedy of the Seller Indemnitees for any and all claims against Purchaser for Damages under this Agreement.  Notwithstanding the foregoing, nothing contained herein shall limit, or be interpreted to limit, the Liability of a Party for  fraud with respect to the other Parties in connection with this Agreement or the Contemplated Transactions.

(b) The amount of any and all Damages for which indemnification is provided pursuant to this Article VI will be net of any Tax benefit to which an Indemnified Party is entitled by reason of payment of such obligation or Liability (taking into account any tax cost or reduction in such tax benefits by reason of receipt of the indemnification payment).  The amount of any indemnity provided in Section 6.1 or Section 6.3, as applicable, shall be computed net of any insurance proceeds to the extent actually received by an Indemnified Party in connection with or as a result of any claim giving rise to an indemnification claim under Section 6.1 or Section 6.3 (in the case of insurance proceeds, reduced by any retroactive premium increase and further reduced by the net present value of any other premium increase resulting therefrom) and net of any credits, discounts, indemnification payments, contribution payments or reimbursements to the extent actually received by an Indemnified Party in connection with such Damages or the circumstances giving rise thereto.  If the indemnity amount is paid prior to the Indemnified Party’s actual receipt of insurance proceeds related thereto, and an Indemnified Party subsequently receives such insurance proceeds, then the Indemnified Party shall promptly pay to the Company the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Damages), but not more, in the aggregate, than the indemnity amount paid by to such Indemnified Party in respect of such claim.

(c)  IN NO EVENT WILL THE AMOUNT OF ANY DAMAGES FOR WHICH INDEMNIFICATION IS PROVIDED PURSUANT TO THIS ARTICLE VI INCLUDE ANY LOST PROFITS, CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL OR PUNITIVE DAMAGES OF ANY KIND, UNLESS, SOLELY WITH RESPECT TO CONSEQUENTIAL OR SPECIAL DAMAGES (TO THE EXTENT THAT SUCH DAMAGES ARE DEEMED TO BE CONSEQUENTIAL), ANY SUCH DAMAGES ARE PART OF A JUDGMENT IN CONNECTION WITH A CLAIM OF A THIRD PARTY AGAINST AN INDEMNIFIED PARTY.

Section 6.10 Construction.  For purposes of calculating Damages in connection with a claim for indemnification under this Article VI (but not with respect to determining whether a breach has occurred), each of the representations and warranties that contains any qualifications as to “materiality” shall be deemed to have been given as though there were no such qualifications.  In addition, for purposes of determining whether a breach has occurred and calculating Damages in connection with a claim for indemnification under this Article VI, all information contained in any Disclosure Schedule Update shall be disregarded for purposes of this Article VI.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1 Publicity.  The Parties will announce the execution of this Agreement through a joint press release approved by both Parties.  Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the Contemplated Transactions may be made only with the prior agreement of the Company and Purchaser (and in any event, the Parties will use reasonable efforts to consult and agree with each other with respect to the content prior to making any such required disclosure).

Section 7.2 Notices.  All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), or (iii) four (4) Business Days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

If to Purchaser:

Entropic Communications, Inc.
6290 Sequence Drive
San Diego, California 92121
Attn:  Lance W. Bridges
Tel:  (858) 768-3640
Fax:  (858) 768-3601
Email:  lance.bridges@entropic.com

With a copy (not constituting notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, California  92121
Attn: Jason L. Kent
Tel.: (858) 550-6044
Fax: (858) 550-6420
Email: jkent@cooley.com

If to the Company:

PLX Technology, Inc.
870 W. Maude Ave.
Sunnyvale, CA 94085
Attn:  Arthur O. Whipple
Tel:  (408) 328-3555
Fax:  (408) 774-2169
Email:  awhipple@plxtech.com

With a copy (not constituting notice) to:

Baker & McKenzie
2 Embarcadero Center, 11th Floor
San Francisco, California  94111
Attn: Emery D. Mitchell
Tel: (415) 576-3045
Fax: (415) 576-3099
emery.mitchell@bakermckenzie.com

or to such other respective addresses and/or fax number as each Party may designate by notice given in accordance with the provisions of this Section 7.2.

Section 7.3 Fees and Expenses.  Subject to Section 6.5 and Article VI, each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and performance of the Transaction Documents and consummation of the Contemplated Transactions.

Section 7.4 Entire Agreement.  This Agreement, together with the other Transaction Documents, constitute the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersede any prior agreement understanding or representation by or among the Parties regarding the subject matter of this Agreement.

Section 7.5 Amendments.  This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.

Section 7.6 Non-Waiver.  The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party.  No waiver given will be applicable except in the specific instance for which it was given.  No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 7.7 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party without the prior written consent of all of the Parties to this Agreement; provided, however, that (i) the foregoing prohibition shall not apply to a Change of Control of either Party and (ii) Purchaser may, without the prior approval of any other Party, assign any or all of its rights and interests hereunder to any Affiliate of Purchaser, so long as, notwithstanding such assignment, Purchaser remains primarily liable for all obligations of Purchaser hereunder.  For purposes of this subsection, a  “Change of Control” means (a) a merger or consolidation of Party or any of its controlling Affiliates in which the holders of the voting securities of such Party or such Affiliate outstanding immediately prior to the closing of such merger or consolidation cease to hold at least fifty percent (50%) of the combined voting power of the surviving entity (or its parent entity) immediately after the closing of such merger or consolidation, (b) a Third Party, together with its controlling Affiliates, becoming, directly or indirectly, the beneficial owner of fifty percent (50%) or more of the combined voting power of a Party or any of its controlling Affiliate, or (c) the sale to a Third Party of all or substantially all of a Party’s assets.

Section 7.8 Binding Effect; Benefit.  This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

Section 7.9 Severability.  If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 7.10 References.  The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.  Unless otherwise provided, references to “Article(s)”, “Section(s)” and “Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement.  Unless otherwise provided, references to “Schedule(s)” refer to the corresponding Section(s) of the Disclosure Schedule.  Each Exhibit and the Disclosure Schedule is hereby incorporated into this Agreement by reference.  Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time.  Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.  Disclosures included in any Section of the Disclosure Schedule shall be considered to be made for purposes of all other Sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other Section of the Disclosure Schedule is reasonably apparent from the text of such disclosure.  The inclusion of any matter on the Disclosure Schedule shall not constitute an admission as to its materiality as it relates to any provision of this Agreement.

Section 7.11 Construction.  Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions.  Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party.  All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require.  The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

Section 7.12 Governing Law.  This Agreement, and all matters arising out of or relating to this Agreement, will be governed and construed in accordance with the internal laws of the State of California (without giving effect to principles of conflicts of laws), including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

Section 7.13 Consent to Jurisdiction.  Each Party hereby (a) agrees to the exclusive jurisdiction of any federal or state court located in San Diego, California with respect to any claim or cause of action arising under or relating to this Agreement or any of the Contemplated Transactions, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 7.2 and service so made will be complete when received.  Nothing in this Section 7.13 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

Section 7.14 Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.15 Counterparts. This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each Party and delivered, including by facsimile or other electronic means, to the other Party.  No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

COMPANY:

PLX Technology, Inc.

By:  /s/ Ralph Schmitt
Name: Ralph Schmitt
Title: President and Chief Executive Officer

PURCHASER:

Entropic Communications, Inc.

By: /s/ Lance W. Bridges
Name: Lance W. Bridges
Title: Senior Vice President and General Counsel

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

“Acquired Contracts” is defined in Section 1.1(h).

“Acquired IP Assets” is defined in Section 1.1(f).

“Acquired Permits” is defined in Section 1.1(K).

“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (ii) any of such Person’s spouse, siblings (by law or marriage) or children (biological or adoptive) and (iii) any trust for the primary benefit of such Person or any of the foregoing.  The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Agreed Amount” is defined in Section 6.5(d).

“Agreement” is defined in the preamble to this Agreement.

“Allocation” is defined in Section 1.11.

“Arbitrating Accountant” means (a) a nationally recognized certified public accounting firm jointly selected by Purchaser and the Company that is not then engaged to perform accounting, tax or auditing services for the Company or Purchaser or (b) if the Company and Purchaser are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by the Company’s accounting firm and Purchaser’s accounting firm.

“Asset Schedules” is defined in Section 1.1.

“Asset Schedule Update” is defined in Section 1.1.

“Assignee” is defined in Section 5.1(f).

“Assigning Party” is defined in Section 5.1(f).

“Assigned IP” is defined in Section 5.1(f).

“Assumed Liabilities” is defined in Section 1.5.

“Background Property” means, collectively, and solely to the extent not used in connection with the Product: (i) all Intellectual Property and Confidential Information owned,

1

belonging to or controlled by the Company or any of its Affiliates, and (ii) all Intellectual Property Rights in or to or covering any of the foregoing.

“Basis” means any past or present activity, event, fact, circumstance, condition or transaction that causes, results in or would reasonably be anticipated to cause or, result in  any specified consequence.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in New York, New York.

“Change of Control” is defined in Section 7.7.

“Claim Notice” is defined in Section 6.5(a).

“Claimed Amount” is defined in Section 6.5(a).

“Closing” is defined in Section 2.1.

“Closing Assets” is defined in Section 1.2.

“Closing Consideration” is defined in Section 1.7(a).

“Closing Date” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986, 26 U.S.C. § 1, et. seq., as amended from time to time.

“Company” is defined in the preamble to this Agreement.

“Company Basket” is defined in Section 6.2(b).

“Company Bring Down Certificate” is defined in Section 2.4(f).

“Confidential Assets” is defined in Section 5.4(j).

“Confidential Information” is defined in Section 5.4(i)(i).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contested Amount” is defined in Section 6.5(b).

“Contract” means any agreement, contract, obligation, promise, commitment, grant, cooperative agreement or undertaking (whether written or oral).

“Controlling Party” is defined in Section 6.6(b).

“Critical Claims” is defined in Section 6.2(c).

2

“Damages” is defined in Section 6.1.

“Developed IP” is defined in Section 5.1(c).

“Developed Background IP” is defined in Section 5.1(c).

“Developed Licensed IP” is defined in Section 5.1(c).

“Developed Owned IP” is defined in Section 5.1(c).

“Development Phase” is defined in Section 5.1(a).

“Development Services” is defined in Section 5.1(a).

“[*]” means [*], a [*] corporation, or its successor [*], a [*] limited liability company.

“[*] Consent” has the meaning set forth in Section 2.2(a).

“[*] Letter of Intent” is defined in the recitals to this Agreement.

“[*] License Date” means the date of achievement of the [*] License Event.

“[*] License Event” means the earlier of (i) the date both of the following occur: (a) Purchaser or an Affiliate of Purchaser sells an aggregate of [*] or more Products, or derivatives of the Product, to an original equipment manufacturer or an original design manufacturer for use by a [*] other than [*] or its Affiliates, and (b) such [*] deploys the Products, or derivatives of the Product, into a [*] application or (ii) the date of execution of a license agreement between Purchaser and [*] which provides, to the reasonable satisfaction of Purchaser, a license to Purchaser to sell Products, and derivatives of the Products, that incorporate the Work Product (as defined in the [*] Letter of Intent) for use in deployments by any and all [*] other than [*] and its Affiliates, which such license contains either (x) no obligation by Purchaser to pay [*] any Royalty for the grant or exercise of such license rights or (y) an obligation by Purchaser to pay [*] a Royalty for the grant or exercise of such license rights that is equal to or less than the economic equivalent of $[*] per unit of Product made or sold (but greater than $[*] per unit).

“[*] License Milestone Payment” is defined in Section 1.8(b).

“[*] NRE Payments” is defined in Section 5.4(m).

“Disclosing Party” is defined in Section 5.4(g).

“Disclosure Schedule” is defined in the preamble to Article III.

“Disclosure Schedule Update” is defined in Section 5.3(b).

“Dispute Period” is defined in Section 6.5(b).

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, license or other

3

restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Escrow Account” is defined in Section 1.10.

“Escrow Agent” is defined in Section 1.10.

“Escrow Agreement” is defined in Section 1.10.

“Escrow Amount” is defined in Section 1.10.

“Excluded Assets” is defined in Section 1.4.

“Export Approvals” is defined in Section 3.17(b).

“Fundamental Claims” is defined in Section 6.2(c).

“GAAP” means, as of any date, the United States generally accepted accounting principles consistently applied and as in effect on such date.

“Governing Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements and other agreements  and documents relating either to the organization, management or operation of any Person or to the rights, duties and obligations of such Person’s equityholders and (vii) all amendments or supplements to any of the foregoing.

“Governmental Authority” means any foreign or United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Government Contracts” means any Contract entered into by the Company or any Subsidiary and primarily used in or relating to the Product Assets, in either case, with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Authority is a party thereto.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or issued in substitution for or exchange of obligations for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made,

4

(c) indebtedness of the type described in (a) or (b) above guaranteed, directly or indirectly, by such Person, (d) any indebtedness for the deferred purchase price of property or services, (e) obligations under capital leases, (f) any indebtedness secured by an Encumbrance, (g) any letter of credit arrangements, (h) any and all accrued interest and other amounts payable with respect the foregoing, and (i) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing.

“Indemnified Party” is defined in Section 6.5.

“Indemnifying Party” is defined in Section 6.5.

“Intellectual Property” means all forms of technology (whether or not embodied in any tangible form and including all tangible embodiments thereof), including algorithms, application programming interfaces, apparatus, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, works of authorship.  “Intellectual Property” excludes all Intellectual Property Rights.

“Intellectual Property Rights” means on a worldwide basis:  (i) all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention, industrial designs, and plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights (collectively, “Patent Rights”), (ii) all registered and unregistered trademarks, service marks, domain names, trade dress, logos, trade names, together with all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, (iii) all registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, (iv) all inventions, developments, discoveries and concepts (whether or not patentable and whether or not reduced to practice), rights in data, trade secrets (as such are determined under applicable law), (v) all other proprietary rights relating to any of the foregoing, (vi) and the right to sue and recover for past, present or future infringements, misappropriations, dilution, unauthorized use or disclosure, or other conflict with any of the foregoing intellectual property.

“Inventory” is defined in Section 1.1(b).

“IP Product Consultant” is defined in Section 3.15(g).

“IP Product Employee” is defined in Section 3.15(g).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of the Knowledge Individuals of a particular activity, event, fact, circumstance or condition, in each

5

case after due inquiry (including of direct reports); provided, however, that with respect to matters involving Intellectual Property, Knowledge does not require that the Knowledge Individuals have conducted, obtain or have obtained any freedom-to-operate opinions; provided, further that, any such opinions that have been conducted or obtained prior to the date of this Agreement will not be excluded from the term “Knowledge” based on this sentence. Knowledge Individuals are those individuals listed on Schedule A of the Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“Liability” means any obligation or liability (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet.

“License Agreement” is defined in Section 2.2(c).

“Licensed Assets” means all of the Intellectual Property and Intellectual Property Rights that are licensed to Purchaser pursuant to the License Agreement.

“Milestone Payments” is defined in Section 1.8(b).

 “Non-Competition Agreement” is defined in Section 2.2(g).

“Non-controlling Party” is defined in Section 6.6(b).

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software, including without limitation any software that is distributed under a license that meets the “Open Source Definition”, as defined by the Open Source Initiative (www.opensource.org).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Company and its Subsidiaries in connection with the design, development, manufacture, marketing, sale, service or support of the Product.

“Parties” is defined in the preamble to this Agreement.

“Patent Rights” is defined in the definition of Intellectual Property Rights.

“Permits” means (i) all licenses, permits, rights, registrations, agreements, accreditations, certifications and governmental or other approvals of any Governmental Authority applied for, pending by, issued or given to the Company or any Subsidiary that are exclusively related to the design, development, manufacture, marketing, sale, service or support of the Product, and (ii) all

6

agreements with any Governmental Authority entered into by (a) any Subsidiary or (b) the Company or any Subsidiary that are exclusively related to the design, development, manufacture, marketing, sale, service or support of the Product, and, with respect to any of the items referenced in the foregoing clauses (i) and (ii), that are in effect, have been applied for or are pending.

“Permitted Encumbrances” means (i) statutory liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business and other similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (iv) licenses under each Acquired Contract and (v) pursuant to the [*] Letter of Intent: (a)  the licenses granted to [*], (b)  the ownership rights of [*] to the Work Product, and (c)  the ownership rights of [*] to the Pre-Existing IP of [*].

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Pre-Existing IP” has the meaning given such term in the [*] Letter of Intent.

“Product” is defined in the recitals to this Agreement.

“Product Acceptance Assets” is defined in Section 1.3.

“Product Acceptance Date” means the date of achievement of the Product Acceptance Milestone Event.

“Product Acceptance Milestone Event” means (i) either (a) the Company’s and Purchaser’s receipt of a written notice signed by an authorized representative of [*] expressly confirming the achievement of full performance compliance, as independently assessed by [*], of the [*] portion of the [*] Letter of Intent, or [*]’s payment to Purchaser of $[*] of [*] NRE Payments or (b) Purchaser’s sale of an aggregate of [*] or more Products, or derivatives of the Product, to [*],[*]’s original equipment manufacturer or [*]’s original design manufacturer, and (ii) the Company’s delivery to Purchaser of written consents from any Person which, to the reasonable satisfaction of Purchaser, are necessary for the Company or any of its Subsidiaries to Transfer to Purchaser all right, title and interest in and to the Restrictive Contracts (subsections (i) and (ii), collectively a “True Product Acceptance Milestone Event”). Notwithstanding the foregoing, at any time following the Closing, Purchaser may in its sole discretion accelerate the occurrence of the Product Acceptance Milestone Event effective two Business Days following the delivery of a written notice to the Company stating that the Product Acceptance Milestone Event has been deemed to have occurred (an “Accelerated Product Acceptance Milestone Event”).

“Product Acceptance Milestone Payment” is defined in Section 1.8(a).

“Product Assets” is defined in Section 1.1.

7

“Product Consultants” is defined in Section 3.14(a).

“Product Employee” is defined in Section 3.14(a).

“Product Intellectual Property Assets” means any and all Product Licensed Intellectual Property Assets and Product Owned Intellectual Property Assets.

“Product Licensed Intellectual Property Assets” means any and all Intellectual Property that is licensed to the Company or any of its Subsidiaries to the extent used or embodied in, or used to design, develop, manufacture, market, sell, service, or support, the Product, together with all Intellectual Property Rights therein.

“Product Owned Intellectual Property Assets” means any and all Intellectual Property that is owned or co-owned by the Company or any of its Subsidiaries to the extent used or embodied in, or used to design, develop, manufacture, market, sell, service, or support, the Product, together with all Intellectual Property Rights therein.

“Product Software” is defined in Section 3.15(i).

“Product Transferred Contractors” means any Product Employee or Product Consultant who enters into an agreement to provide consulting or independent contractor services to Purchaser following the Closing Date.

“Product Transferred Employees” means each of [*] and any Product Employee or Product Consultant who becomes an employee of Purchaser following the Closing Date.

“Product Transferred Personnel” means the Product Transferred Employees and the Product Transferred Contractors.

“Purchase Price” is defined in Section 1.7.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Basket” is defined in Section 6.4(b).

“Purchaser Bring Down Certificate” is defined in Section 2.5.

“Purchaser Documents” is defined in Section 4.2.

“Purchaser Indemnitees” is defined in Section 6.1.

“Purchaser Warranties” is defined in Section 6.4(a).

“Receivables” is defined in Section 1.1(c).

“Receiving Party” is defined in Section 5.4(i).

“Records” is defined in Section 1.1(l).

8

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching (whether active or passive), dumping or disposing into or through the environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to Environmental Laws.

“Representatives” of a Person shall mean such Person’s officers, directors, employees, attorneys, agents, financial advisors and other authorized representatives.

“Response Notice” is defined in Section 6.5(b).

“Residuals” is defined in Section 5.4(k).

“Restrictive Contracts” is defined in Section 1.1(g).

“Retained Liabilities” is defined in Section 1.6.

“Retention Bonus Amount” is defined in Section 1.5.

“Royalty” means any royalty, license fee, or other payment, regardless of the basis upon which it is assessed or calculated, that is due from a licensee to a licensor in consideration for the grant or exercise of a license right.

“Seller Contract” means any Contract (including any insurance policy) under which the Company or any Subsidiary acquired any rights, or by which the Company or any Subsidiary or any of its assets is or may become bound, in each case, that is primarily used in or related to any Product Asset, including, without limitation, the [*] Letter of Intent.

“Seller Documents” is defined in Section 3.2.

“Seller Indemnitees” is defined in Section 6.3.

“Significant Supplier” is defined in Section 3.18.

“Software” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, to the extent primarily or exclusively used in the Product, including, without limitation, input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

“Stipulated Amount” is defined in Section 6.5(e).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of

9

any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tangible Personal Property” is defined in Section 1.1(d).

“Tax” means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, customs, duties or other tax, fee, assessment or charge, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any federal, state, local or foreign return, declaration, report, statement and other documents or filings required to be filed in respect of any Tax.

“Third Party” means any Person other than any of the Parties and their respective Affiliates.

“Third Party Claim” is defined in Section 6.6.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents being delivered by the Parties at the Closing and the Product Acceptance Date pursuant to either Section 2.2, Section 2.3, Section 2.4, or Section 2.5.

“Transfer” is defined in Section 1.1.

“Transfer Charges” is defined in Section 5.4(f).

“Work Product” has the meaning given such term in the [*] Letter of Intent.

10

EXHIBIT D

LICENSE AGREEMENT

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is entered into as of July 6, 2012 (the “Effective Date”), by and between PLX Technology, Inc., a Delaware corporation (“PLX”); Teranetics, Inc., a Delaware corporation (“Teranetics”); and Entropic Communications, Inc. (“Licensee”).  PLX and Teranetics are collectively referred to as “Licensor”, and a “party” means either Licensor on the one hand, or Licensee on the other hand.  Capitalized terms used in this Agreement used but not otherwise defined herein have the meanings ascribed thereto in the Acquisition Agreement (as defined herein).

RECITALS

WHEREAS, Licensor has agreed to sell and assign to Licensee, and Licensee has agreed purchase and assume from Licensor, certain assets and liabilities related to a digital channel stacking switch chip semiconductor product pursuant to the terms and conditions set forth in that certain Asset Purchase Agreement of even date herewith (the “Acquisition Agreement”);

WHEREAS, in connection with the transactions contemplated by the Acquisition Agreement, Licensor intends to license Licensee to use certain intellectual property rights in certain fields, in each case pursuant to the terms set forth herein:

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth in this Agreement and the Acquisition Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement, the following definitions set forth below apply to capitalized terms not otherwise defined herein or in the Acquisition Agreement:

1.1 “Acquired IP” means the “Acquired IP Assets”, as such term is defined in the Acquisition Agreement (ownership of which was transferred to Licensee under the Acquisition Agreement, and thus are not licensed under this Agreement).

1.2 “Deliverables” means the Licensed Software and the Technology included in the Licensed Know-How.

1.3 “DSWM Chip” means the “Product”, as such term is defined in the Acquisition Agreement.  For the avoidance of doubt, “DSWM Chip” includes all prototypes, release candidates, and other versions of the Product as such versions existed on or before the Product Acceptance Date (as such term is defined in the Acquisition Agreement).

1

1.4 “Excluded Field” has the meaning set forth in Section 2.3.

1.5 “Improvement” means any modification, enhancement, improvement, or derivative work of a device, process, method, product or other Technology included in the Licensed IP.

1.6 “Intellectual Property Rights” means the rights associated with the following anywhere in the world: (a) patents and applications (including any continuations, continuations-in-part, divisionals, reissues, renewals or extensions for any of the foregoing) (“Patents”); (b) trade secrets and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights, copyright registrations and applications therefor, moral rights and all other rights corresponding to the foregoing (“Copyrights”); (d) industrial design rights and registrations and applications for such rights; (e) databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of any jurisdiction, whether registered or unregistered, and any applications for registration for the foregoing; (f) mask works, and mask work registrations and applications for the foregoing; (g) trademarks and service marks, whether registered or unregistered, and the goodwill appurtenant to each of the foregoing; and (h) any similar, corresponding or equivalent rights to any of the foregoing.

1.7 “Licensed IP” means, collectively, the Licensed Patents, Licensed Software and Licensed Know-How.

1.8 “Licensed Know-How” means all Trade Secrets, know-how, and all other forms of Technology (other than Licensed Software) that, as of the Product Acceptance Date, Licensor or any of its Affiliates owns, or has the right to license to Licensee without payment of royalties or other amounts to third parties, and (a) are Used in or are necessary for the design, development, manufacture, marketing, sale, service or support of the DSWM Chip; and (b) are not Acquired IP.  Licensed Know-How includes those specific items listed on Schedule 3, and may also include additional Technology developed after the Effective Date as further described in Section 2.10.

1.9 “Licensed Patents” means claims under any Patent that, as of the Product Acceptance Date, Licensor or any of its Affiliates owns, or has the right to license to Licensee without payment of royalties or other amounts to third parties, that (a) would, in the absence of a license or other permission, be infringed by the design, development, manufacture, marketing, sale, service or support of the DSWM Chip; (b) is not Acquired IP; and (c) has a first effective priority date on or prior to the Product Acceptance Date.  Without limiting the generality of the foregoing, Licensed Patents include the issued Patents listed on Schedule 1, and may also include additional Patents based on inventions conceived, reduced to practice and reflected in an invention disclosure during the Development Phase, as further described in Section 2.10.

1.10 “Licensed Products” means products and services, subject to the “Excluded Field” restrictions set forth in Section 2.4.

1.11 “Licensed Software” means all software (including IP cores, firmware, and microcode), in source code and object code form, that, as of the Product Acceptance Date, Licensor or any of its Affiliates owns, or has the right to license to Licensee without payment of royalties or other amounts to third parties, and (a) is Used in or is necessary for the design, development, manufacture, marketing, sale, service or support of the DSWM Chip; and (b) is not Acquired IP.  Without limiting the generality of the foregoing, Licensed Software includes the software listed in Schedule 2 in source code and object code form.  For the avoidance of any doubt, in no event will the Licensed Software include any Third Party Software.  Licensed Software may include additional software developed after the Effective Date as further described in Section 2.10.

2

1.12 “Licensor’s Intellectual Property Rights” or the “Licensor IPR” means any and all Intellectual Property Rights owned by Licensor or its Affiliates at any time.

1.13 “Technology” means tangible or intangible forms of technology, whether in electronic, written or other media, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, routines, software, databases, lab notebooks, development and lab equipment, processes, prototypes and devices.  Technology does not include Intellectual Property Rights.

1.14 “Third Party Software” means software owned by a party other than Licensor or an Affiliate of Licensor and identified as such on Schedule 2.

1.15 “Used” means used by Licensor or its Subsidiaries on or before the Product Acceptance Date (as such term is defined in the Acquisition Agreement).

ARTICLE 2
LICENSE OF IP ASSETS

2.1 Licenses to Licensee.

(a) Patents.  Subject to Licensee’s compliance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee a fully paid-up, royalty-free, worldwide, irrevocable, non-exclusive, non-transferable (except as permitted under Section 7.2) license, without the right to grant sublicenses (except to the extent expressly set forth in Section 2.8), under each Licensed Patent, to make, and to have made solely for Licensee, Licensed Products, and to use, lease, sell, offer for sale, import and otherwise exploit and dispose of Licensed Products.  The patent license set forth in this Section 2.1(a) shall expire, with respect to each individual Licensed Patent, upon the expiration of the term of each such Licensed Patent.

(b) Know-How.  Subject to Licensee’s compliance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee, under all of Licensor’s Intellectual Property Rights in the Licensed Know-How, a perpetual, fully paid-up, royalty-free, worldwide, irrevocable, non-exclusive, non-transferable (except as permitted under Section 7.2) license, without the right to grant sublicenses (except to the extent expressly set forth in Section 2.8), (i) to use the Licensed Know-How; and (ii) to use the Licensed Know-How to design, develop, manufacture, have manufactured solely for Licensee, sell, distribute, support, and maintain Licensed Products.

(c) Software.  Subject to License’s compliance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee, under Licensor’s Intellectual Property Rights in the Licensed Software, a perpetual, fully paid-up, royalty-free, worldwide, irrevocable, non-exclusive, non-transferable (except as permitted under Section 7.2) license, without the right to grant sublicenses (except as expressly set forth in Section 2.8), to reproduce and prepare derivative works of the Licensed Software, and to otherwise use distribute, perform, display, and otherwise exploit the Licensed Software in connection with the manufacture, sale, design, support, maintenance, and commercialization of Licensed Products.

2.2 No Implied Rights.  Licensee acknowledges and agrees that, except solely for the express licenses under Section 2.1, Licensor does not grant and shall not be deemed to grant, and Licensee is not obtaining, any rights, title, interest, license, or encumbrance of any kind in or to, or to use, any of Licensor’s Intellectual Property Rights or the Licensed IP.

3

2.3 Excluded Field.  Licensee agrees that it will not use any of the Licensed IP to implement, design, develop, or market either (a) an [*] (collectively, the “Excluded Field”).  For the avoidance of doubt and notwithstanding the foregoing, Licensee shall be entitled to use the Licensed IP in connection with products that support [*] or incorporate [*], provided that (i) no Licensed IP is used to directly implement [*] functionality; and (ii) such products contain substantial features and functions other than merely implementing [*] communications capability.

2.4 Disclaimer.  Nothing in this Agreement will be construed as requiring the securing or maintaining in force of any of Licensor’s Intellectual Property Rights (including the prosecution of any invention disclosures) or the enforcement of such rights with respect to any actual or alleged infringement thereof.

2.5 Licensor Trademarks, Logos and Trade Names.  Licensee acknowledges and agrees that Licensee will not use any trademark, service mark, trade dress, logo or trade name of Licensor, or any trademarks, service marks, trade dress, logos or trade names that are confusingly similar thereto or that are a translation or transliteration thereof into any language or alphabet.

2.6 Improvements.  Each party retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements to the Licensed IP that are designed or developed by or on behalf of such party, subject in each case to the ownership interests of Licensor in the underlying Intellectual Property Rights in the Licensed IP.  Neither party shall not have any obligation under this Agreement to notify the other party of any Improvements made by or on behalf of it after the Effective Date or to disclose or (except to the extent set forth in Section 2.10) license any such Improvements to the other party or its Affiliates.

2.7 Delivery.  Licensor will make the Deliverables that exist as of the Effective Date available to Licensee within thirty (30) days after the Effective Date, and will make the other Deliverables available to Licensee no later than five days after the Product Acceptance Date.

2.8 Sublicenses.

(i) Within the limits of the express rights and licenses granted by Licensor under this Article 2, and subject to the restrictions in this Article 2, Licensee may grant a limited sublicense and disclose the Licensed IP to (1) any of its Affiliates, if such Affiliate agrees in writing to comply with the same obligations as Licensee hereunder as if such Affiliate were named in the place of Licensee; (2) any of its manufacturers, suppliers, service providers and other contractors solely to the extent reasonably necessary for the procurement by Licensee of Licensed Products and/or related services for Licensee from such Persons, if such Person agrees in writing to comply with the applicable obligations of Licensee hereunder; (3) Licensee’s customers, distributors, resellers, OEMs, sales representatives, and other business partners solely to the extent reasonably necessary for the use, marketing, and resale of Licensed Products manufactured by or for Licensee (including the right to further grant sublicenses throughout the chain of distribution with respect to software that is a Licensed Product); (4) [*] and any of its Affiliates for use only in connection with (A) the DSWM Chip; and (B) any derivative products thereof that are developed by or for Licensee, provided that [*] agrees in writing to comply with the applicable obligations of Licensee hereunder (including the foregoing restriction); and (5) in connection with Licensee’s divestiture of a business or product line to the extent relating to a Divested Licensed Product as set forth in Section 8.2(b). Except as expressly set forth in the foregoing subsection (3) or in Section 8.2(b), no sublicensee shall have further sublicense rights.

4

(ii) Licensee agrees that it will not make any portion of the Licensed IP available to any such third Person except under terms and conditions (including confidentiality, use and disclosure restrictions) used by Licensee to protect its own intellectual property and proprietary information of a similar nature in the ordinary course of business and identifying the Licensed IP as being owned by Licensor.  Without limiting the generality of Section 2.8(i) above, the Patent rights granted hereunder to Licensee or otherwise under this Agreement do not include foundry or manufacturing activities for the products of third parties and may not be exercised by Licensee in a manner such that the exercise of Licensee's procurement rights is a sham or laundering scheme to effect the licensing of the Licensed Patents to a third Person and not for bona fide business purposes of Licensee.  Notwithstanding the foregoing, for the avoidance of doubt, Licensee may exercise the rights granted to it hereunder under the Licensed Patents with respect to Licensed Products that are co-developed by Licensee and a third party (where Licensee’s contribution to such development is material).

2.9 Licensor’s Reserved Rights.  Licensor does not grant any license (and does not make any covenant not to assert) other than as expressly set forth in Section 2.1.  Subject only to such licenses and covenants, Licensor retains all right, title and interest (including all Intellectual Property Rights), in and to its Technology, confidential information and all Intellectual Property Rights and all Improvements made by Licensor thereof. Without limiting the foregoing, Licensor will have the sole right (but not the obligation) to file for, prosecute and maintain any applications, registrations or recordation thereof and to bring any action to enforce or otherwise seek to enforce or otherwise seek to abate any infringement of its Intellectual Property Rights, including, without limitation, the Licensed IP.

2.10 Clarification Regarding Development Phase.  The parties acknowledge that under Section 5 of the Acquisition Agreement, Licensor is obligated to perform certain development services for the benefit of Licensee that may result in the development of additional Technology and Intellectual Property Rights (“Developed IP”).  Pursuant to Section 5.1(c)(ii) of the Acquisition Agreement, certain Developed IP may be categorized as a “Licensed Asset”, in which case Licensor and Licensee agree that each such item of Developed IP shall automatically be deemed to be Licensed IP within the meaning of this Agreement upon creation without the need for further affirmative action by either party, and shall further be deemed to be a Licensed Patent, Licensed Software, or Licensed Know-How, as appropriate, based upon the character of such Developed IP.

2.11 Clarification Regarding Pending Acquisition of Licensor.  As of the Effective Date, PLX has entered into an agreement to be acquired by Integrated Device Technology, Inc. (“IDT”).  Notwithstanding anything to the contrary set forth in this Agreement, if such acquisition is completed, the parties agree that the Licensed IP shall not include any Patents, Software, Technology or Trade Secrets that are: (a) owned by or licensed (other than by Licensor or any of its Affiliates) to IDT prior to the closing of such acquisition of PLX by IDT; or (b) owned by or licensed (other than by Licensor or any of its Affiliates) to IDT at any time after such acquisition, except (i) for Licensed IP owned by IDT solely as a result of IDT’s acquisition of PLX, and/or (ii) to the extent that any such Patents, Software, Technology or Trade Secrets are Developed IP and categorized as a “Licensed Asset” pursuant to Section 5.1(c)(ii) of the Acquisition Agreement.

ARTICLE 3
DISCLAIMER OF WARRANTIES

3.1 Disclaimer.  LICENSOR IS NOT MAKING IN THIS AGREEMENT ANY, AND HEREBY DISCLAIMS ALL, REPRESENTATIONS AND/OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS OF ANY LICENSED IP OR TECHNOLOGY, OR ANY WARRANTY OF NONINFRINGEMENT OF THIRD

5

PARTY RIGHTS; (ii) ALL LICENSED IP IS LICENSED ON AN “AS IS,” “WHERE IS” BASIS; AND (iii) LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL ALTER, AMEND, OR LIMIT ANY REPRESENTATIONS OR WARRANTIES MADE BY LICENSOR IN THE ACQUISITION AGREEMENT.

3.2 No Other Warranty.  Without limiting the foregoing, except as expressly set forth in this Agreement, nothing within this Agreement will be construed as follows: (a) a warranty or representation by Licensor as to the validity and/or scope of any Licensed IP or that any patent application or invention disclosure within the Licensed IP will result in an issued patent; (b) conferring upon Licensee any license or any other right, by implication, estoppel or otherwise, under any Licensor IPR, except as expressly granted in Section 2.1; (c) imposing on Licensor any obligation to institute any suit or action for infringement of any Licensor IPR, or to defend any suit or action brought by a third party that challenges or concerns the validity of any Licensor IPR; (d) a warranty or representation by Licensor that any manufacture, use, sale, lease or other disposition of Licensed Products will be free from infringement of any patent or other intellectual property right; or (e) imposing on Licensor any obligation to file any patent application or secure any patent or maintain in force any patent.

ARTICLE 4
TERM

4.1 Term.  The term of this Agreement shall commence on the Effective Date and shall remain in force perpetually or as otherwise set forth in Section 2.1(a).

4.2 Infringement.  Licensee acknowledges that breach of this Agreement, including the licenses hereunder, may also constitute infringement of Intellectual Property Rights of Licensor.

ARTICLE 5
CONFIDENTIALITY

5.1 Confidential Information.  Each party and its Affiliates (collectively, the “Receiving Party,” as applicable) expressly acknowledges that in connection with this Agreement the other party and its Affiliates (collectively, the “Disclosing Party,” as applicable) have licensed, disclosed or may disclose or make available information and material relating to the Disclosing Party’s business or technology which is confidential or proprietary in nature (including, without limitation, information that embodies or relates to technology, any other technical, business, financial, customer information, product development plans, supplier information, forecasts, strategies and other confidential information) which to the extent disclosed to the Receiving Party is hereinafter referred to as “Confidential Information” of the Disclosing Party provided such information: (a) is disclosed in writing and conspicuously marked “CONFIDENTIAL” or with words of similar effect; (b) is disclosed orally after the Effective Date and is identified as confidential information at the time of disclosure and, within thirty (30) days of such disclosure, is summarized in a writing by the Disclosing Party that is submitted to the Receiving Party and that confirms the confidential nature of such information, or (c) should reasonably be understood by the Receiving Party to be the confidential or proprietary information of the Receiving Party.  Licensee acknowledges that the non-public portions of  Licensed IP is the Confidential Information of Licensor.

5.2 Treatment of Confidential Information. The Receiving Party will: (a) take commercially reasonable precautions to protect such Confidential Information consistent with all precautions the Receiving Party usually employs with respect to its own comparable confidential materials; (b) except as

6

expressly provided in this Agreement, not disclose any such Confidential Information to any third Person, except under terms and conditions (including confidentiality, use, and disclosure restrictions) used by the Receiving Party to protect its own confidential or proprietary information of a similar nature in the ordinary course of business; and (c) not use or disclose such Confidential Information except as necessary to exercise its rights and perform its obligations under this Agreement.

5.3 Exclusions.  Without granting any right or license, the Disclosing Party agrees that Section 5.2 will not apply with respect to any information that the Receiving Party can document: (a) is or becomes generally available to the public through no improper action by the Receiving Party or any of its Affiliates, agents, consultants or employees; (b) was rightfully disclosed to the Receiving Party by a third Person provided the Receiving Party complies with restrictions imposed by the third Person, (c) was known by the Receiving Party prior to disclosure by the Disclosing Party; or (d) was independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party.  The Receiving Party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed to a governmental entity or agency, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure (including without limitation, seeking appropriate confidential treatment or a protective order, or assisting the Disclosing Party to do so) and has allowed the Disclosing Party to participate in any proceeding that requires the disclosure.

ARTICLE 6
PAYMENT

6.1 Upon the Effective Date, Licensee shall pay to Licensor a one-time license fee in the sum of four million U.S. dollars (U.S. $4,000,000).  Such payment shall be made by wire transfer to a bank account designated in writing by Licensor to Licensee, in immediately available funds in United States Dollars.

6.2 Licensor will be solely responsible for payment of any taxes, fees, duties, and other governmental charges, and any related penalties and interests, arising from the payment of the license fee to Licensor under this Agreement.

ARTICLE 7
LIMITATION OF LIABILITY

7.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN CONTRACT, TORT, OR OTHERWISE.  EACH PARTY’S AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION OR DAMAGES, HOWEVER CATEGORIZED, ARISING THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL FEES PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT.

ARTICLE 8
MISCELLANEOUS

8.1 Licensor and Licensee agree that they will perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

7

8.2 Assignments and Divestitures

(a) Licensee may not assign this Agreement nor transfer any of its rights or obligations under this Agreement to a third Person without the prior consent of Licensor; provided, however, that Licensee may assign this Agreement (and its rights and obligations hereunder) without such consent (subject to providing written notice to Licensor), in connection with the sale of all or substantially all of Licensee’s business to which this Agreement relates, whether by merger, sale of assets, sale of stock, or otherwise.  Any attempted assignment in violation of this paragraph shall be void and of no effect.

(b) From time to time, Licensee may elect to divest a business or product line which includes (1) the dSWM Product and/or (2) any derivative product thereof developed by or for Licensee (the “Divested Licensed Products”) to a third-party purchaser (the “Purchaser”).  In such event, Licensee shall be entitled to grant a limited sublicense to the Purchaser (subject to providing written notice to Licensor), under all of the license rights granted under this Agreement, for the sole purpose of permitting the Purchaser to make, have made, use, import, sell, offer for sale, lease, dispose of, and otherwise commercialize the Divested Licensed Products; provided that (i) Licensee shall enter into such sublicense with such Purchaser pursuant to a written sublicense agreement requiring the sublicensee to comply with the terms and conditions set forth in this Agreement; (ii) the Purchaser shall be entitled to exercise all of the sublicensed rights under this Agreement solely with respect to the Divested Licensed Products and derivatives thereof (provided that such derivatives perform substantially the same functions as the Divested Licensed Products, and that derivatives may include updates, upgrades, new versions, and other versions arising in the natural product evolution of the Divested Licensed Products); and (iii) the Purchaser may further exercise the sublicense rights set forth in this Section 8.2(b) (subject to providing written notice to Licensor) only in the event of its subsequent sale of a business or product line that includes the Divested Licensed Products.

8.3 The parties are independent contractors and under no circumstances are either to be deemed a legal representative, express or implied agent, employee, or officer of the other party.

8.4 Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in such jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

8.5 In the event either party shall at any time waive any of its rights under this Agreement or the performance by the other party of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations.

8.6 The terms and provisions contained in this Agreement constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement shall be binding upon any party hereto, unless in writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of the respective parties and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect.

8.7 This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting the Agreement.

8

8.8 This Agreement shall be governed by and construed in accordance with the laws of the State of California (regardless of the laws that might be applicable under principles of conflicts of law).

8.9 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10 All notices or demands of any kind that any party is required or desires to give or make upon others in connection with this Agreement shall be in writing and shall be deemed to be delivered if sent by prepaid, registered or certified mail, return receipt requested, or reputable international courier service, to the address of the party as set forth below, or to such other address as may, from time to time, be designated in writing by such other party by notice given hereunder.  All notices shall be deemed given on the date of receipt at the address, as evidenced by the return receipt or delivery receipt.  Neither party shall refuse to accept any such communications.

If to Licensor: c/o PLX Technology, Inc. 870 W. Maude Avenue Sunnyvale, CA 94085 Attn: Arthur O. Whipple, Chief Financial Officer Facsimile No.: (408) 774-2169 Email: awhipple@plxtech.com	If to Licensee: c/o Entropic Communications, Inc. 6290 Sequence Drive San Diego, CA 92121 Attn: Lance W. Bridges SVP & General Counsel Facsimile No.: (858) 768-3601 Email: lance.bridges@entropic.com

[SIGNATURES ON NEXT PAGE]

9

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date and year first above written.

Licensor PLX Technology, Inc. By: /s/ Ralph Schmitt Name: Ralph Schmitt Title: President and Chief Executive Officer Teranetics, Inc. By: /s/ Ralph Schmitt Name: Ralph Schmitt Title: President	Licensee Entropic Communications, Inc. By: /s/ Lance W. Bridges Name: Lance W. Bridges Title: Senior Vice President and General Counsel

Signature Page to Intellectual Property License Agreement

10

EXHIBIT G

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is being executed and delivered as of July 6, 2012 by PLX Technology, Inc., a Delaware corporation (the “Company”) in favor of, and for the benefit of, Entropic Communications, Inc., a Delaware corporation (“Purchaser”).  Certain capitalized terms used in this Agreement are defined in Section 18 of this Agreement.  Certain capitalized terms used in this Agreement that are not defined herein have the definitions given to such terms in the Purchase Agreement (as hereinafter defined).

Recitals

Purchaser and the Company have entered into that certain Asset Purchase Agreement dated as of July 6, 2012 (the “Purchase Agreement”), pursuant to which, among other things, the Company will sell, and will cause its Subsidiaries to sell, to Purchaser, and Purchaser will purchase from the Company, all of the Product Assets on the terms and conditions more particularly set forth therein; and

In the interest of protecting the Product Assets, and the goodwill associated therewith, which are being directly and indirectly sold and transferred by the Company to Purchaser by virtue of the transactions contemplated by the Purchase Agreement, Purchaser has required as a material inducement to Purchaser entering into the Purchase Agreement and as a condition precedent to its consummation of the transactions thereunder, that the Company enter into and deliver this Agreement.

Agreement

In order to induce Purchaser to consummate the Contemplated Transactions, and for other good and valuable consideration, the Parties agree as follows:

Section 1. Restriction on Competition.

1.1 The Company agrees that, during the Non-competition Period, the Company shall not, and shall not, subject to the provisions of Section 18(c) hereof, permit any of its Affiliates to:

(a) engage in Competition in any Restricted Territory; or

(b) directly or indirectly be or become a stockholder, owner, co-owner or Affiliate of, or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any Restricted Territory, other than in connection with a Company Change in Control; provided, that, upon a Change in Control of the Company, such COC Buyer shall assume (by operation of law or otherwise) the Company’s obligations under this Agreement, subject to the provisions of Section 18(c) hereof.

1

provided, however, that the Company may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Company and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Company’s Affiliates collectively represent less than one percent of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither the Company nor any Affiliate of the Company is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

Section 2. Representations and Warranties.  The Company represents and warrants, to and for the benefit of Purchaser, that: (a) it has full power and capacity to execute and deliver, and to perform all of its obligations under this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of this Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which the Company or any of its Affiliates is or may be bound, or (ii) any law, rule or regulation.

Section 3. Specific Performance.  The Company agrees that, in the event of any breach or threatened breach by the Company of any covenant or obligation contained in this Agreement, Purchaser shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.  The Company further agrees that Purchaser shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3, and the Company irrevocably waives any right it may have to require Purchaser to obtain, furnish or post any such bond or similar instrument.

Section 4. Indemnification.  Subject to Section 5 hereof, the Company shall indemnify and hold harmless Purchaser against and from any Damages (whether or not relating to any third-party claim) that are suffered or incurred at any time (whether during or after the Non-competition Period) by Purchaser arising from (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) any failure on the part of the Company to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement.

Section 5. Limitations on Liability.  The Company’s total aggregate liability and Purchaser’s exclusive remedies for any claims arising in connection with this Agreement (regardless of theory) shall be specific performance pursuant to Section 3 and direct Damages.  In no event will the Company or its Affiliates have any liability under this Agreement for special, speculative, incidental, exemplary, punitive, indirect or consequential damages whether such Damages are based in contract, tort or any other legal theory, even if such party has been advised of the possibility of such Damages.  Notwithstanding the foregoing two sentences, Purchaser shall be entitled to seek, and if applicable recover, Damages for any lost profits attributable to a breach by the Company of any covenant or obligation contained in this Agreement, together with any costs and expenses (including reasonable attorneys’, accountants’,

2

investigators’  and experts’ fees and expenses) related to obtaining the foregoing relief or the specific performance remedy described above..  Moreover, any Damages actually paid by Purchaser to a third party (as a result of a final court order or a settlement entered into consistent with the provisions of the Purchase Agreement) arising from a breach by the Company of any covenant or obligation contained in this Agreement shall be considered direct Damages rather than special, speculative, incidental, exemplary, punitive, indirect or consequential Damages.

Section 6. Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 7. Governing Law; Venue.

7.1 This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

7.2 Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Diego, California.  Each Party:

(a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, California (and each appellate court located in the State of California), in connection with any such legal proceeding;

(b) agrees that service of any process, summons, notice or document sent by U.S. mail addressed to such Party at the address set forth on the signature page of this Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(c) agrees that each state and federal court located in the County of San Diego, California shall be deemed to be a convenient forum; and

(d) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Diego, California, any claim that such Party is not subject to the jurisdiction of such court,

3

that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Nothing contained in this Section 7 shall be deemed to limit or otherwise affect the right of a Party to commence any legal proceeding or otherwise proceed against the other Party in any other forum or jurisdiction.

7.3 THE PARTIES IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

Section 8. Waiver.  No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  A Party shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of a Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the waiving Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9. Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company or Purchaser without the prior written consent of the other party; provided, however, that (i) Purchaser may, without the prior approval of the Company, assign any or all of its rights and interests hereunder to any Affiliate of Purchaser (provided that any such assigned rights and interests will terminate in the event that such Affiliate ceases to be an Affiliate of Purchaser) and (ii) the forgoing prohibition shall not apply to a Change in Control of either Party.  This Agreement shall be binding upon the successors and assigns of a Party and shall inure to the benefit of the other Party.

Section 10. Further Assurances.  Each Party shall (at such Party’s own expense) execute and/or cause to be delivered to the other Party such instruments and other documents, and shall (at such Party’s sole expense) take such other actions, as the other Party may reasonably request at any time (whether during or after the Non-competition Period) for the purpose of carrying out or evidencing any of the provisions of this Agreement.

Section 11. Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against the Company or Purchaser, as applicable, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

4

Section 12. Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 13. Construction.  Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.  Neither the drafting history nor the negotiating history of this Agreement shall be used or referred to in connection with the construction or interpretation of this Agreement.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Agreement, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

Section 14. Survival of Obligations.  Except as specifically provided herein, the obligations of the Parties under this Agreement (including the obligations under Sections 4 and 10) shall survive the expiration of the Non-competition Period.  The expiration of the Non-competition Period shall not operate to relieve the Parties of any obligation or liability arising from any prior breach by the Parties of any provision of this Agreement.

Section 15. Obligations Absolute.  The Parties’ obligations under this Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Parties, or any other Person) of any provision of the Purchase Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Parties, or any other Person.

Section 16. Entire Agreement.  This Agreement and the Purchase Agreement set forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior written and oral agreements and understandings between the parties hereto relating to the subject matter hereof.

Section 17. Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company (or any successor to the Company) and Purchaser (or any successor to Purchaser).

Section 18. Defined Terms.  For purposes of this Agreement:

18.1 “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, and shall include without limitation, with respect to the Company, its Subsidiaries.

18.2 “Competing Product” means the Product as defined in the Purchase Agreement, any product that would reasonably be deemed an improvement, derivative or new

5

version of the Product (an “Improvement Product”), or any other product that has substantially the same features or performs substantially the same functions as the Product or an Improvement Product.  For the avoidance of doubt, a product will not be deemed a Competing Product merely because it employs technology employed in the Competing Product but is not otherwise a Competing Product (as defined in the first sentence of this paragraph).

18.3 A Person shall be deemed to be engaged in “Competition” to the extent such Person or any of such Person’s subsidiaries or other Affiliates is engaged in the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing, sublicensing, financing, leasing or subleasing, production or marketing of any Competing Product (collectively, the “Prohibited Activities”).  Notwithstanding anything else contained in this Agreement to the contrary, in the event of a Change in Control of the Company (a “Company Change in Control”), the provisions of Section 1 of this Agreement shall not apply to any activities of the COC Buyer or its Affiliates (exclusive of (x) the Company and the Company’s Affiliates immediately prior to such Company Change in Control or (y) in an asset transaction, the Person who acquires the assets of the Company or the Company’s Affiliates) following the consummation of such Company Change in Control;  provided, however, Section 1 of this Agreement shall continue to apply to the Prohibited Activities by the COC Buyer or any of the COC Buyer’s Affiliates using assets or technology (including intellectual property rights) acquired as a result of such Company Change in Control.

18.4 “Change in Control” means the acquisition of a Party by any third party (the “COC Buyer”) by means of (a) a merger or consolidation of Party or any of its controlling Affiliates in which the holders of the voting securities of such Party or such Affiliate outstanding immediately prior to the closing of such merger or consolidation cease to hold at least fifty percent (50%) of the combined voting power of the surviving entity (or its parent entity) immediately after the closing of such merger or consolidation, (b) such COC Buyer, together with its controlling Affiliates, becoming, directly or indirectly, the beneficial owner of fifty percent (50%) or more of the combined voting power of a Party or any of its controlling Affiliate, or (c) the sale to such COC Buyer of all or substantially all of a Party’s assets.

18.5 “Non-competition Period” shall mean the period commencing on the date of this Agreement and ending on the [*] anniversary of the date of this Agreement.

18.6 “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

6

18.7 “Restricted Territory” means worldwide, including each county or similar political subdivision of each State of the United States of America (including each of the counties in the State of California), and each State, territory or possession of the United States of America.

7

In Witness Whereof, the Parties have duly executed and delivered this Agreement as of the date first above written.

PLX Technology, Inc.

By:  /s/ Arthur O. Whipple

Name:  Arthur O. Whipple

Title:  Chief Financial Officer

Entropic Communications, Inc.

By:  /s/ Lance W. Bridges

Name:  Lance W. Bridges

Title:  Senior Vice President and General Counsel

8